UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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FIRST INDUSTRIAL REALTY TRUST, INC.

(Name of Registrant as Specified In Its Charter)

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FIRST INDUSTRIAL REALTY TRUST, INC.

One North Wacker Drive

Suite 4200

Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 6, 2020

NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of First Industrial Realty Trust, Inc. (the “Company”) will be held on Wednesday, May 6, 2020 at 9:00 a.m. Due to the impact of the coronavirus (COVID-19) outbreak, this year’s annual meeting will be a virtual meeting held over the Internet to facilitate stockholder participation while maintaining the safety of our directors, management and stockholders.

You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting: www.meetingcenter.io/277035927. If you have any questions regarding the new format of the meeting, please contact Arthur J. Harmon, the Company’s Vice President of Investor Relations and Marketing, at (312) 344-4320.

At our annual meeting, we will ask you to consider and vote upon the following proposals:

1.        To elect eight directors to the Board of Directors to serve until the 2021 Annual Meeting of Stockholders, and until their successors are duly elected and qualified;

2.        To approve an amendment to the Company’s 2014 Stock Incentive Plan that would increase the number of available shares that may be issued under the plan;

3.        To approve, on an advisory (i.e. non-binding) basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement;

4.        To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and

5.        To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

The Board of Directors has fixed the close of business on March 12, 2020 as the record date for the Annual Meeting. Only stockholders of record of the Company’s common stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

Your shares cannot be voted unless they are represented by proxy or by the record holder attending the Annual Meeting via webcast. Whether or not you plan to attend the Annual Meeting via webcast, please submit your proxy by mail, telephone or over the Internet by following the instructions provided in the enclosed proxy statement to ensure that your shares are represented at the Annual Meeting. If you hold your shares in “street name” through an intermediary, such as a bank or broker, you must register in advance using the instructions provided in the enclosed proxy statement.

By Order of the Board of Directors,

Jennifer Matthews Rice

General Counsel and Secretary

Chicago, Illinois

April 7, 2020

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE MEETING, PLEASE AUTHORIZE YOUR PROXY ON THE INTERNET, BY TELEPHONE OR BY MAIL AS SOON AS POSSIBLE. YOUR PROXY AUTHORIZATION WILL ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING REGARDLESS OF WHETHER YOU ATTEND THE ANNUAL MEETING VIA WEBCAST ON MAY 6, 2020.

Table of Contents
Notice of Annual Meeting of Stockholders
1	Proxy Statement for the 2020 Annual Meeting of Stockholders
2	How to Attend the Virtual Annual Meeting
2	How to Vote Your Shares
3	Broker Non-Votes
4	Proposal 1 — Election of Directors
5	Information Regarding the Nominees
8	Information About Our Executive Officers
9	The Board of Directors and Corporate Governance
12	Board Committees
15	Director Compensation
15	2019 Director Compensation Table
16	Compensation Discussion and Analysis
32	Compensation Committee Report
33	Summary Compensation Table
34	CEO Pay Ratio
35	2019 Grants of Plan-Based Awards
36	Outstanding Equity Awards at Fiscal Year-End 2019
37	2019 Option Exercises and Stock Vested
37	Potential Payments Upon Termination or Change in Control
42	Compensation Committee Interlocks and Insider Participation
42	Transactions with Related Persons, Promoters and Certain Control Persons
42	Report of the Audit Committee
43	Security Ownership of Management and Certain Beneficial Owners
45	Proposal 2 — Amendment to 2014 Stock Incentive Plan
55	Proposal 3 — Advisory Vote on Executive Compensation
56	Proposal 4 — Ratification of Appointment of Independent Registered Public Accounting Firm
57	Other Matters
57	Solicitation of Proxies
57	Stockholder Proposals
57	Incorporation by Reference
57	Availability of Proxy Materials
57	Other Business
Appendix A — First Amendment to the First Industrial Realty Trust, Inc. 2014 Stock Incentive Plan
Appendix B — Reservation Request Form

FIRST INDUSTRIAL REALTY TRUST, INC.

One North Wacker Drive

Suite 4200

Chicago, Illinois 60606

PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 6, 2020

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Industrial Realty Trust, Inc. (“First Industrial” or the “Company”) for use at the 2020 Annual Meeting of Stockholders of the Company to be held on Wednesday, May 6, 2020, and at any adjournments or postponements thereof (the “Annual Meeting”). Due to the impact of the coronavirus (COVID-19) outbreak, this year’s annual meeting will be a virtual meeting held over the Internet. The meeting will convene at 9:00 a.m. Central Time on May 6, 2020.

At the Annual Meeting, stockholders will be asked to vote: (i) to elect eight directors to the Board of Directors to serve until the 2021 Annual Meeting of Stockholders, and until their successors are duly elected and qualified; (ii) to approve the amendment to the Company’s 2014 Stock Incentive Plan attached to this Proxy Statement as Appendix A, which would increase the number of available shares that may be issued under the plan; (iii) to approve, on an advisory (i.e. non-binding) basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement; (iv) to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year and (v) to act on any other matters properly brought before them.

This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about April 7, 2020. The Board of Directors has fixed the close of business on March 12, 2020 as the record date for the Annual Meeting (the “Record Date”). Only stockholders of record of our Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 127,194,462 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them on each matter presented to the stockholders at the Annual Meeting.

The presence, in person by attending the Annual Meeting via webcast or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of the holders of a majority of the votes cast with a quorum present at the Annual Meeting is required: (i) for the election of directors; (ii) for the approval of the amendment to the Company’s 2014 Stock Incentive Plan described in Proposal 2; (iii) for the approval, on an advisory basis, of the compensation of our named executive officers and (iv) for the ratification of the appointment of the Company’s independent registered public accounting firm. Abstentions will not be counted as votes cast, and accordingly will have no effect on any of the proposals presented in this Proxy Statement.

HOW TO ATTEND THE VIRTUAL ANNUAL MEETING

Due to the impact of the coronavirus (COVID-19) outbreak, this year’s annual meeting will be a virtual meeting held over the Internet. You will be able to attend the Annual Meeting, vote and submit questions during the Annual Meeting via a live webcast by visiting www.meetingcenter.io/277035927. The password for the meeting is FR2020. You will need your 15-digit control number included on your proxy card in order to attend the meeting.

You may attend the virtual Annual Meeting if you are a stockholder of record, a proxy of a stockholder of record, or a beneficial owner of our common stock with evidence of ownership. If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare Inc. (“Computershare”)), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received. If you hold your shares in “street name” through an intermediary, such as a bank or broker, you are invited to attend the annual meeting as the beneficial owner of your shares, but because are not the stockholder of record with respect to your shares you must register in advance to attend the Annual Meeting virtually on the Internet by submitting proof of your proxy power (legal proxy) reflecting your First Industrial holdings along with your name and email address to Computershare. Requests for registration from “street name” stockholders must be labeled as “Legal Proxy” and be received no later than 4:00 PM CT on May 1, 2020. You will receive a confirmation of your registration by email after we receive your registration materials.

“Street name” stockholders should direct requests for registration as follows:

By Email:	Forward the email from your broker, or attach an image of your legal proxy, to
legalproxy@computershare.com

By Mail:	Computershare
First Industrial Realty Trust, Inc. Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

If you wish to attend the Annual Meeting via webcast at a location provided by us, we intend to air the webcast at our offices located at One North Wacker, Suite 4200, Chicago, Illinois 60606 for any stockholders who request to participate in the virtual meeting in this manner. Please note that no members of management and no members of our Board of Directors will be present at this location. If you wish to attend the Annual Meeting via webcast at this location, you will need to complete the Reservation Request Form included as Appendix B to this Proxy Statement. In the event we are unable to provide access to our office for the Annual Meeting due to public health or other safety measures due to the coronavirus (COVID-19) outbreak, we will provide notice of an alternative location to all stockholders that timely deliver a completed Reservation Request Form.

HOW TO VOTE YOUR SHARES

Your vote is important. Your shares can be voted at the Annual Meeting only if (i) you are present in person by attending the virtual Annual Meeting via webcast and you vote your shares electronically at such meeting, as described in this Proxy Statement, or (ii) you are represented by proxy. Even if you plan to attend the Annual Meeting via webcast, we urge you to authorize your proxy in advance (i) electronically by going to www.investorvote.com/FR and following the instructions described on your proxy card, (ii) by calling the toll-free number (for residents of the United States and Canada) listed on your proxy card or (iii) by mail. Please have your proxy card in hand when going online or calling. If you authorize your proxy electronically through the website or by telephone, you do not need to return your proxy card.

“Street name” stockholders who have received this Proxy Statement from their bank, broker or other nominee should have received instructions for directing how that bank, broker or nominee should vote such stockholder’s shares. It will be the bank’s, broker’s or other nominee’s responsibility to vote the stockholder’s shares for the stockholder in the manner directed. The stockholder must complete, execute and return the voting instruction form in the envelope provided by the broker. “Street name” stockholders who desire to vote electronically at the Annual Meeting must obtain a “legal proxy” from the bank, broker or other nominee that holds such stockholder’s shares in order to vote such shares electronically at the Annual Meeting. “Street name” stockholders will need to contact their bank, broker or other nominee to obtain a legal proxy.

Stockholders of the Company are requested to authorize their proxy on the Internet, by telephone or by mail as soon as possible. Shares represented by a properly authorized proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed by the stockholder’s proxy authorization. If a proxy authorization is submitted and no instructions are given, the persons designated as proxy holders in the proxy authorization will vote: (i) FOR the election of the eight nominees for director named in this Proxy Statement; (ii) FOR the approval of the amendment to the Company’s 2014 Stock Incentive Plan described in Proposal 2; (iii) FOR the approval, on an advisory basis, of the compensation of our named executive officers; (iv) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year and (v) in their own discretion with respect to any other business that may properly come before the stockholders at the Annual Meeting or at any adjournments or postponements thereof. We have not received notice of any matters other than those set forth in this Proxy Statement and, accordingly, it is not anticipated that any other matters will be presented at the Annual Meeting.

A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, authorizing a proxy again on the Internet or by telephone (only the latest Internet or telephone proxy will be counted) as described above, properly executing and delivering a later-dated proxy card by mail, or by participating in, and voting electronically at, the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote electronically whether or not a proxy has been previously given, but the participation (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. “Street name” stockholders who wish to vote electronically during the Annual Meeting will need to obtain a duly executed proxy form from the institution that holds their shares prior to the Annual Meeting.

BROKER NON-VOTES

Under the rules of the New York Stock Exchange (the “NYSE”), brokers generally may vote on routine matters, such as the ratification of an independent public accounting firm, but may not vote on non-routine matters unless they have received voting instructions from the person for whom they are holding shares. If there is a non-routine matter presented to stockholders at a meeting and the stockholder’s bank, broker or other nominee does not receive instructions from the stockholder on how to vote on that matter, the bank, broker or other nominee will return the Proxy Card to the Company, indicating that he or she does not have the authority to vote on that matter. This is generally referred to as a “broker non-vote” and may affect the outcome of the voting on those matters, as discussed below.

The proposal described in this Proxy Statement for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2020 is considered a routine matter under the NYSE rules. Each of the other proposals is considered a non-routine matter under NYSE rules and could result in broker non-votes. Broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the result of the vote for these non-routine matters. However, broker non-votes will be counted for quorum purposes. We therefore encourage stockholders to provide directions to their broker as to how the stockholder wants their shares voted on all matters to be brought before the Annual Meeting. The stockholder should do this by carefully following the instructions the broker gives the stockholder concerning its procedures. This ensures that the stockholder’s shares will be voted at the meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Pursuant to the Company’s Charter, the maximum number of members allowed to serve on the Company’s Board of Directors is twelve. The Board of Directors currently consists of eight seats. Each of the directors is serving for a term of one year and until such director’s successor is duly elected and qualified. The Company’s Nominating/Corporate Governance Committee identifies and recommends individuals for service on the Board of Directors, and the Board of Directors then either approves or rejects in whole all of such nominees.

The Board of Directors has nominated Peter E. Baccile, Teresa Bryce Bazemore, Matthew S. Dominski, Bruce W. Duncan, H. Patrick Hackett, Jr., Denise A. Olsen, John Rau and L. Peter Sharpe to serve as directors (the “Nominees”). All of the Nominees, other than Teresa Bryce Bazemore, are currently serving as directors of the Company. Each of the Nominees has consented to be named as a nominee in this Proxy Statement. The Board of Directors anticipates that each of the Nominees will serve as a director if elected. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will vote for the election of such other person or persons as the Board of Directors may recommend. Assuming each of the Nominees is elected to serve, the below tables highlight the experience of our Board of Directors.

Director Tenure

The Board of Directors recommends a vote FOR each of the Nominees.

INFORMATION REGARDING THE NOMINEES

The following biographical descriptions set forth certain information with respect to the eight Nominees for election as directors and certain executive officers, based on information furnished to the Company by such persons. The following information is as of the Record Date unless otherwise specified.

Peter E. Baccile
Director since 2016 Age 57	Board Committees Investment Committee

Peter E. Baccile, has served as President of the Company since September 2016 and assumed the Chief Executive Officer position in December 2016. He brings more than 30 years of management, real estate and financial expertise to the Company. Prior to joining the Company, he served as Joint Global Head of the Real Estate, Lodging and Leisure Group within UBS Securities, LLC’s investment banking division from June 2012 to September 2016. Prior to that, Mr. Baccile served in various senior leadership roles during his 26-year tenure at J.P. Morgan. Most recently, he was Vice Chairman of J.P. Morgan Securities Inc. He also served as Co-Head of the General Industries Investment Banking Coverage Group which encompassed Real Estate, Lodging, Gaming, Diversified Industrials, Paper Packing and Building Products, and Transportation. Before that he served as Global Head of J.P. Morgan’s Real Estate, Lodging and Gaming Investment Banking group for 10 years. Mr. Baccile is a member of the National Association of Real Estate Investment Trusts (Nareit), where he serves as chairman of the audit and investment committee, and The Real Estate Roundtable, where he was past Chairman of the Real Estate Capital Policy advisory committee. He is a past trustee of the International Council of Shopping Centers (ICSC) and the Urban Land Institute (ULI). Mr. Baccile’s extensive experience in real estate management and finance is critical to his ability to lead the Company as its Chief Executive Officer, and is a valuable asset to the Board of Directors. Moreover, as the Company’s Chief Executive Officer, Mr. Baccile brings to the Board of Directors his in-depth knowledge of our business, strategy, operations, competition and financial position. Mr. Baccile’s membership on the Board of Directors is critical to ensuring appropriate coordination and communication between the Company’s executive officers and the Board of Directors.

Teresa B. Bazemore
Nominee Age 60

Teresa B. Bazemore is the Founder and Chief Executive Officer of Bazemore Consulting LLC. Ms. Bazemore presently serves on the Board of Directors of both Chimera Investment Corporation (NYSE: CIM) and T. Rowe Price Funds. She formerly served on the Board of Directors of the Federal Home Loan Bank of Pittsburgh. From July 2008 through April 2017, Ms. Bazemore served as President of Radian Guaranty Inc., a subsidiary of Radian Group Inc. (NYSE: RDN), where she led strategic planning, business development and operations of Radian Guaranty’s mortgage insurance business line and information technology and governmental affairs for Radian Group. From October 2006 to July 2008, she also served in various capacities with Radian Group, including Executive Vice President, General Counsel, Corporate Secretary and Chief Risk Officer. From June 2000 to May 2006, Ms. Bazemore was Senior Vice President, General Counsel and Secretary of Nexstar Financial Corporation. From March 1997 to June 2000, she served as General Counsel of the mortgage banking line of business at Bank of America (NYSE: BAC). Ms. Bazemore currently chairs the Board of Directors of the Public Media Company and serves on the Board of Trustees of the University of Virginia Foundation for which she also serves as the Chair of the Audit Committee. Ms. Bazemore is also a member of the Advisory Board of the University of Virginia Center for Politics. Ms. Bazemore holds a B.A. from the University of Virginia and a J.D. from Columbia University. Ms. Bazemore’s extensive legal, financial and operational experience in the banking and real estate industries is a valuable asset to the Board of Directors.

Matthew S. Dominski
Director Since 2010 Age 65	Board Committees Investment Committee Nominating/Corporate Governance

Matthew S. Dominski, has been a director of the Company since March 2010. He also presently serves as a director of CBL & Associates Properties, Inc., a shopping mall real estate investment trust in the United States. From 1993 through 2000, Mr. Dominski served as Chief Executive Officer of Urban Shopping Centers (“Urban”), formerly one of the largest regional mall property companies in the country and a publicly-traded real estate investment trust. Following the purchase of Urban by Rodamco North America in 2000, Mr. Dominski served as Urban’s President until 2002. In 2003, Mr. Dominski formed Polaris Capital, LLC, a Chicago, Illinois based real estate investment firm of which he was joint owner through 2013. From 1998 until 2004, Mr. Dominski served as a member of the Board of Trustees of the International Council of Shopping Centers. Mr. Dominski’s extensive experience leading other public and private real estate companies, both as a senior executive and a director, is a valuable asset to the Board of Directors.

Bruce W. Duncan
Director Since 2009 Age 68	Board Committees Investment Committee

Bruce W. Duncan, has been a director of the Company since January 2009 and the Chairman of the Board of Directors since January 2016. Mr. Duncan also served as the Company’s President from January 2009 through September 2016, and its Chief Executive Officer from January 2009 through November 2016. Mr. Duncan presently serves as a director of Marriot International, Inc. (NASDAQ: MAR) and Boston Properties, Inc. (NYSE: BXP), an Independent Director of the T. Rowe Price Funds and, as of November 2018, a Senior Adviser to KKR & Co. Inc. He formerly served as Chairman of the Board of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”) from 2005 to September 2016. From April 2007 to September 2007, Mr. Duncan served as Chief Executive Officer of Starwood on an interim basis. Mr. Duncan served as a director of Starwood from 1999 through September 2016 and as a trustee of the REIT subsidiary of Starwood from 1995 to 2006. He also was a senior advisor to Kohlberg Kravis & Roberts & Co. from July 2008 until January 2009. From May 2005 to December 2005, Mr. Duncan was Chief Executive Officer and Trustee of Equity Residential (NYSE: EQR) (“EQR”), a publicly-traded apartment company. From January 2003 to May 2005, he was President, Chief Executive Officer and Trustee, and from April 2002 to December 2002, President and Trustee of EQR. From December 1995 until March 2000, Mr. Duncan served as Chairman, President and Chief Executive Officer of Cadillac Fairview Corporation, a real estate operating company. From January 1992 to October 1994, Mr. Duncan was President and Co-Chief Executive Officer of JMB Institutional Realty Corporation, providing advice and management for investments in real estate by tax-exempt investors, and from 1978 to 1992 he worked for JMB Realty Corporation, where he served in various capacities, ultimately serving as Executive Vice President and a member of the Board of Directors. Mr. Duncan’s extensive experience leading other publicly-traded real estate companies, both as a senior executive and a director, is a valuable asset to the Board of Directors. Moreover, as the Company’s former Chief Executive Officer, Mr. Duncan brings to the Board of Directors his in-depth knowledge of our business, strategy, operations, competition and financial position.

H. Patrick Hackett, Jr.
Director Since 2009 Age 68	Board Committees Audit Committee Investment Committee Nominating/Corporate Governance

H. Patrick Hackett, Jr., has been a director of the Company since December 2009. Mr. Hackett is the principal of HHS Co., an investment company located in the Chicago area. Previously, he served as the President and Chief Executive Officer of RREEF Capital, Inc. and as principal of The RREEF Funds, an international commercial real estate investment management firm. Mr. Hackett taught real estate finance at the Kellogg Graduate School of Management for many years when he also served on the real estate advisory boards of Kellogg and the Massachusetts Institute of Technology. He currently chairs the board of Wintrust Financial Corporation (NASDAQ: WTFC) and is a trustee of Northwestern University. Mr. Hackett provides the Board of Directors with valuable real estate investment and finance expertise. In addition, Mr. Hackett’s financial expertise is valuable to the Company’s Audit Committee, which he has chaired since June 2010, and we have determined him to be an “audit committee financial expert.”

Denise A. Olsen
Director Since 2017 Age 54	Board Committees Audit Committee Compensation Committee

Denise A. Olsen, has been a director of the Company since November 2017. Ms. Olsen has been employed by GEM Realty Capital, an integrated real estate investment firm that invests in private market assets and publicly-traded securities, since 1996. She presently serves as Senior Managing Director and a member of the Investment Committee of GEM Realty Capital, where she is also responsible for investor relations, reporting and communication. From 1994 to 1996, Ms. Olsen was Vice President at EVEREN Securities, serving in their Real Estate Corporate Finance Group. From 1987 to 1994, Ms. Olsen served in various capacities at JMB Realty Corporation, including Senior Portfolio Manager of corporate mixed-use developments and as a member of the acquisitions group. Ms. Olsen currently serves as an Executive Committee Member of The Samuel Zell and Robert Lurie Real Estate Center at the Wharton School at the University of Pennsylvania and on the Investment Committee of The Harry and Jeanette Weinberg Foundation. Ms. Olsen’s significant investment and operational experience in both the private and publicly-traded real estate realms is a valuable asset to the Board of Directors. Further, Ms. Olsen’s financial expertise is valuable to the Company’s Audit Committee, on which she currently serves.

John Rau
Director Since 1994 Age 71	Board Committees Audit Committee Nominating/Corporate Governance

John Rau, has been a director of the Company since June 1994 and Lead Independent Director since January 2016. Since December 2002, Mr. Rau has served as President and Chief Executive Officer and as a director of Miami Corporation, a private asset management firm. From January 1997 to March 2000, he was a director, President and Chief Executive Officer of Chicago Title Corporation, and its subsidiaries, Chicago Title and Trust Co., Chicago Title Insurance Co., Ticor Title Insurance Co. and Security Union Title Insurance Co. Mr. Rau was a director of BorgWarner, Inc. from 1997 to 2006, a director of William Wrigley Jr. Company from March 2005 until the company was sold to Mars, Inc. in September 2008 and a director of Nicor, Inc. from 1997 until it was sold to Southern Company Gas (formerly AGL Resources Inc.) in December 2011, and he continues as a director of Southern Company Gas. Mr. Rau is the Chairman of the board of directors of BMO Financial Corp. and served as a director of LaSalle Bank, N.A. until its 2007 sale to Bank of America. From July 1993 until November 1996, Mr. Rau was Dean of the Indiana University School of Business. From 1991 to 1993, Mr. Rau served as Chairman of the Illinois Economic Development Board and as special advisor to Illinois Governor Jim Edgar. From 1990 to 1993, he was Chairman of the Banking Research Center Board of Advisors and a Visiting Scholar at Northwestern University’s J.L. Kellogg Graduate School of Management. During that time, he also served as Special Consultant to McKinsey & Company, a worldwide strategic consulting firm. From 1989 to 1991, Mr. Rau served as President and Chief Executive Officer of LaSalle National Bank. From 1979 to 1989, he was associated with The Exchange National Bank, serving as President from 1983 to 1989, at which time The Exchange National Bank merged with LaSalle National Bank. Prior to 1979, he was associated with First National Bank of Chicago. Mr. Rau’s extensive experience in the banking and title insurance industries provides the Board of Directors with valuable insight into the matters of corporate and real estate finance, as well as financial services management and risk management. Moreover, Mr. Rau’s financial expertise is valuable to the Company’s Audit Committee, on which he currently serves.

L. Peter Sharpe
Director Since 2010 Age 73	Board Committees Audit Committee Compensation Committee

L. Peter Sharpe, has been a director of the Company since November 2010. He served as President and Chief Executive Officer of Cadillac Fairview Corporation from March 2000 through December 2010. Prior to March 2000, Mr. Sharpe held various positions at Cadillac Fairview Corporation, including serving as its Executive Vice President of Operations from 1990 to 2000. Mr. Sharpe currently serves as a director of Postmedia Network Canada Corp., Morguard Corporation and Allied Properties Real Estate Investment Trust. From 2009 through 2010, Mr. Sharpe served as Chairman of the Board of Directors of the International Council of Shopping Centers, the global trade association of the shopping center industry. Previously, Mr. Sharpe served as a director on the boards of Legacy REIT, from 1997 to 2001, and Fairmont Hotels & Resorts, from 2001 to 2006. Mr. Sharpe’s experience managing large real estate development companies, and serving on the boards of real estate investment trusts, has provided him with real estate knowledge and corporate organizational skills that benefit the Board of Directors. In addition to his executive experience, inclusive of managing a substantial real estate entity for an institutional ownership constituency, Mr. Sharpe has a substantial background in real estate investment leasing and operations. Moreover, Mr. Sharpe’s financial expertise, and his experience serving on the audit committees of other publicly-traded real estate companies, is valuable to the Company’s Audit Committee.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Scott A. Musil

Scott A. Musil has been Chief Financial Officer of the Company since March 2011. He served as acting Chief Financial Officer of the Company from December 2008 to March 2011. Mr. Musil also has served as Senior Vice President of the Company since March 2001, Treasurer of the Company since May 2002 and Assistant Secretary of the Company since August 2014. Mr. Musil previously served as Controller of the Company from December 1995 to March 2012, Assistant Secretary of the Company from May 1996 to March 2012 and July 2012 to May 2014, Vice President of the Company from May 1998 to March 2001, Chief Accounting Officer from March 2006 to May 2013 and Secretary from March 2012 to July 2012 and May 2014 to August 2014. Prior to joining the Company, he served in various capacities with Arthur Andersen & Company. From May 2017 through March 2019, Mr. Musil served as a director and the chair of the audit committee of HC Government Realty Trust, Inc., a public real estate investment trust focused on federally-leased, single tenant properties. Mr. Musil is a non-practicing certified public accountant. His professional affiliations include the American Institute of Certified Public Accountants and Nareit.

Age 52

Johannson L. Yap

Johannson L. Yap has been the Chief Investment Officer of the Company since February 1997 and Executive Vice President — West Region since March 2009. From April 1994 to February 1997, he served as Senior Vice President — Acquisitions of the Company. Prior to joining the Company, Mr. Yap joined The Shidler Group, a former affiliate of the Company, in 1988 as an acquisitions associate, and became Vice President in 1991, with responsibility for acquisitions, property management, leasing, project financing, sales and construction management functions. His professional affiliations include Urban Land Institute, Nareit and the Council of Logistics Management, and he serves as a member of both the Board of Advisors for the James Graaskamp Center for Real Estate at the University of Wisconsin and the Advisory Board of the Kelley School of Business of the University of Indiana, Center for Real Estate Studies.

Age 57

David G. Harker

David G. Harker has been Executive Vice President — Central Region of the Company since March 2009. From April 2005 to March 2009, he served as Executive Director — Investments of the Company. From 2002 to April 2005, he served as a Senior Regional Director of the Company and, from 1998 to 2002, he served as a Regional Director of the Company, with responsibility for the Company’s portfolio in Nashville, St. Louis, Louisville and Memphis. Prior to joining the Company, Mr. Harker was a Vice President of the Trammell Crow Company from 1992 to 1998.

Age 61

Peter O. Schultz

Peter O. Schultz has been Executive Vice President — East Region of the Company since March 2009. From January 2009 to March 2009 he served as Senior Vice President — Portfolio Management of the Company. From November 2007 to December 2008, he served as a Managing Director of the Company, with responsibility for the Company’s East Region. From September 2004 to November 2007, he served as a Vice President — Leasing of the Company, with responsibility for the Company’s leasing team and asset management plan implementation in the East Region. From January 2001 to September 2004, he served as a Senior Regional Director of the Company, with responsibility for the Company’s portfolio in Eastern Pennsylvania and Southern New Jersey. From March 1998 to December 2000, he served as a Regional Director of the Company, with responsibility for the Company’s portfolio in Eastern Pennsylvania. Prior to joining the Company, Mr. Schultz served as President and Managing Partner of PBS Properties, Inc. from November 1990 to March 1998, prior to which time he was Director of Marketing and Sales for the Pickering Group and Morgantown Properties. His professional affiliations include the National Association of Industrial and Office Properties.

Age 57

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors. The Board of Directors currently consists of eight seats. In considering the independence of its members, the Board of Directors applies the independence standards and tests set forth in Sections 303A.02(a) and (b) of the Listed Company Manual of the NYSE. Applying such standards, the Board of Directors has affirmatively determined that each of Messrs. Dominski, Hackett, Rau, Sharpe and Tyler and Ms. Olsen, who collectively constitute a majority of the current members of the Board of Directors, are independent directors and that Ms. Bazemore, if she is elected by the stockholders to serve on the Board of Directors, will be an independent director.

The Board of Directors held six meetings during 2019. Each of the directors serving in 2019 attended at least 75% of the total number of meetings of the Board of Directors and of the respective committees of the Board of Directors of which such director was a member, in each case held during the period for which he or she was serving as a director. Although the Company does not have a formal policy regarding director attendance at Annual Meetings of Stockholders, all of the directors then-serving attended the 2019 Annual Meeting of Stockholders. During 2019, Mr. Duncan, in his capacity as Chairman of the Board, presided at meetings of all of the directors and Mr. Rau, in his capacity as Lead Independent Director, presided at meetings of our independent directors.

The Board of Directors has adopted Corporate Governance Guidelines to reflect the principles by which it operates and has adopted a Code of Business Conduct and Ethics, which includes the principles by which the Company expects its employees, officers and directors to conduct Company business. The Corporate Governance Guidelines and Code of Business Conduct and Ethics, as well as the charters of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee of the Board of Directors, are accessible at the investor relations page of the Company’s website at www.firstindustrial.com and are available in print free of charge to any stockholder or other interested party who requests them. The Company intends to post on its website amendments to, or waivers from, any provision of the Company’s Code of Business

Conduct and Ethics. The Company also posts or otherwise makes available on its website from time to time other information that may be of interest to investors and other interested parties. However, none of the information provided on the Company’s website is part of the proxy solicitation material. See “Other Matters — Incorporation by Reference” herein.

Board Leadership Structure and Lead Independent Director. Our Board of Directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective management oversight and a fully engaged, highly functioning Board of Directors. Our key objective in establishing the structure of the Board of Directors is to strengthen the independence and general role of the Board of Directors with appropriate checks and balances on the power, actions and performance of our Chief Executive Officer. Because Mr. Duncan, our Chairman of the Board, formerly served as our Chief Executive Officer, the Board of Directors determined upon his appointment as Chairman in 2016 to create a Lead Independent Director position to provide leadership to our independent directors and liaise on their behalf with our Chief Executive Officer and Chairman as may be appropriate. The Board of Directors has chosen Mr. Rau, the Chairperson of its Nominating/Corporate Governance Committee, to serve as Lead Independent Director. Mr. Rau, as Lead Independent Director, chairs any executive sessions of our independent directors and is empowered to call meetings of such independent directors. The Lead Independent Director also has the authority to approve information sent to the Board of Directors, as well as meeting agendas and schedules.

Corporate Responsibility and Sustainability Initiatives. The Company and its Board of Directors is focused on building and maintaining a socially responsible and sustainable business that succeeds by delivering long-term value for our stockholders. We continuously look for new and better ways to foster a diverse and inclusive work environment, improve employee health and safety, engage our surrounding communities and minimize the environmental impact of the Company and our tenants, all while creating value for our stockholders. We have an established committee consisting of members of our construction, environmental, human resources, investor relations, legal, operations and risk management teams responsible for advising our Chief Executive Officer, senior management, and Board of Directors and consulting with and generally advising management on various matters related to corporate social responsibility, including sustainability, diversity and inclusion, philanthropy and community involvement, good corporate citizenship, health and wellness, and other non-financial issues that are of significance to the Company and its stockholders. Members of the Board of Directors also serve their communities, volunteering in various leadership roles for nonprofit, academic, and other charitable organizations, and encourage the Company’s employees to dedicate their time to philanthropic efforts. The Company supports the charitable efforts of our employees through national and regional company-sponsored charity activities led by Cause Champions in each of our offices. We also provide paid time-off for employees to serve the charities of their choosing.

Because we primarily net lease the properties in our portfolio to our tenants and each tenant is ultimately responsible for maintaining its properties, one of our key corporate responsibility priorities is to engage with and encourage our tenants to implement environmentally sustainable practices, such as use of energy efficient fixtures and recycling programs and energy efficient fixtures. Additionally, as we add properties to our portfolio, environmental sustainability is a key consideration of our efforts to improve or develop such properties employing green building techniques and incorporating energy, water and other resource-efficient features. We extend the same commitment to environmental excellence to our own offices, promoting sustainable practices and energy efficiency that can both reduce environmental impact and achieve lower operating costs. Our headquarters office in Chicago is an energy-efficient LEED-certified building.

For more information on our corporate responsibility and sustainability initiatives, a copy of our Corporate Responsibility Report can be found on our website at www.firstindustrial.com/responsibility.

Board Oversight of Risk Management. The Board of Directors oversees the business of the Company and our stockholders’ interests in the long-term financial strength and overall success of the Company’s business. In this respect, the Board of Directors is responsible for overseeing the Company’s risk management. The Board of Directors delegates many of these functions to the Board’s committees. Each committee of the Board of Directors is responsible for reviewing the risk exposure of the Company related to the committees’ areas of responsibility and providing input to the Board of Directors on such risks. The Board of Directors and its committees regularly review material strategic, operational, financial, compensation and compliance risks with management.

For example, under its charter, the Audit Committee is required to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to the stockholders, the systems of internal controls that management and the Board of Directors have established and the audit process. The Audit Committee is responsible for facilitating communication between the Company’s independent auditors and the Board of Directors and management, and for reviewing with the independent auditors the adequacy of the Company’s internal controls. The Audit Committee also reviews with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies and the Company’s cyber-security risk exposure and mitigation efforts.

Similarly, the Compensation Committee strives to adopt compensation incentives that encourage appropriate risk-taking behavior consistent with the Company’s long-term business strategy. We do not believe that our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Compensation Committee has focused on aligning our compensation policies with our stockholders’ long-term interests and avoiding short-term rewards for management or awards that encourage excessive or unnecessary risk-taking. For example, a substantial amount of compensation provided to the Company’s executive officers is in the form of equity awards for which the ultimate value of the award is tied to the Company’s stock price, and which awards are subject to long-term vesting schedules, thereby aligning the Company’s executive officers’ interests with those of our stockholders. In addition, annual cash and equity bonuses provided to management under the 2019 Employee Bonus Plan (as defined on page 23) were contingent, among other factors, upon the Company’s satisfaction of prescribed levels of funds from operations (“FFO”), same store net operating income growth and fixed charge coverage ratio. Because these awards are directly tied to increased financial performance and stock price, in line with our stockholders’ interests, we believe that none of these types of awards contribute to excessive or unnecessary risk-taking.

Communications by Stockholders and Other Interested Parties. Stockholders of the Company and other interested parties may send communications to the Board of Directors as a whole, to its individual members, to its committees or to its independent members as a group. Communications to the Board of Directors as a whole should be addressed to “The Board of Directors;” communications to any individual member of the Board of Directors should be addressed to such individual member; communications to any committee of the Board of Directors should be addressed to the chair of such committee; and communications to independent members of the Board of Directors as a group should be addressed to the Lead Independent Director. In each case, communications should be further addressed “c/o First Industrial Realty Trust, Inc., One North Wacker Drive, Suite 4200, Chicago, Illinois 60606.” All communications will be forwarded to their respective addressees. If a stockholder marks his or her communication “Confidential,” such communication will be forwarded directly to the addressee.

BOARD COMMITTEES

The Board of Directors has appointed an Audit Committee, a Compensation Committee, an Investment Committee and a Nominating/Corporate Governance Committee.

Audit Committee

Members:

H. Patrick Hackett, Jr. (Chair)*

Denise A. Olsen

John Rau

L. Peter Sharpe

Number of Meetings in

2019: 5

*In the judgment of the

Company’s Board of Directors, the

Chair of the Audit Committee,

Mr. Hackett, is an “audit

committee financial expert,” as

such term is defined in the SEC

rules, and has “accounting or

related financial management

expertise,” as defined in the listing

standards of the NYSE.

The Audit Committee is directly responsible for the appointment and oversight of our independent registered public accounting firm.

In connection with such responsibilities, the Audit Committee:

•     approves the engagement of independent public accountants,

•     is directly involved in the selection of the independent public accounting firm’s lead engagement partner,

•     reviews with the independent public accountants the audit plan, the audit scope, and the results of the annual audit engagement,

•     pre-approves audit and non-audit services and fees of the independent public accountants,

•     reviews the independence of the independent public accountants, and

•     reviews the adequacy of the Company’s internal control over financial reporting.

In addition, the Audit Committee has responsibility for overseeing the Company’s enterprise and risk management and for supervising and assessing the performance of the Company’s internal audit department.

Each member of the Audit Committee is, in the judgment of the Company’s Board of Directors, independent as required by the listing standards of the NYSE and the rules of the SEC, and is financially literate, knowledgeable and qualified to review financial statements.

Compensation Committee
Members: L. Peter Sharpe (Chair) Denise A. Olsen W. Ed Tyler Number of Meetings in 2019: 7

The Compensation Committee has overall responsibility for approving and evaluating the compensation plans, policies and programs relating to the executive officers of the Company. The Compensation Committee administers the First Industrial Realty Trust, Inc. 2014 Stock Incentive Plan (the “2014 Stock Plan”) and has the authority to grant awards under the 2014 Stock Plan.

Each member of the Compensation Committee is, in the judgment of the Board of Directors, independent as required by the listing standards of the NYSE.

Investment Committee
Members: Bruce W. Duncan (Chair) Peter E. Baccile Matthew S. Dominski H. Patrick Hackett, Jr. Number of Meetings in 2019: 8

The Investment Committee provides oversight and discipline to the investment process. The Investment Committee oversees implementation of our investment strategy, within parameters set by the Board of Directors, reviews and approves specific transactions and keeps the Board of Directors regularly apprised of our progress and performance with respect to our investment strategy. Investment opportunities are described in written reports based on detailed research and analyses in a standardized format applying appropriate underwriting criteria, and the Investment Committee meets with the Company’s investment personnel and reviews each submission thoroughly. The Investment Committee’s charter details the required approval authority for various types of transactions, with the level of approval required varying depending on the type of transaction and the dollar amount involved, and the Investment Committee oversees the implementation of such approval requirements.

Nominating/Corporate Governance Committee
Members: John Rau (Chair) H. Patrick Hackett Matthew S. Dominski Number of Meetings in 2019: 2

The Nominating/Corporate Governance Committee recommends individuals for election as directors at the Annual Meeting of Stockholders of the Company and in connection with any vacancy that may occur on the Board of Directors. In turn, the Board of Directors either approves by a majority vote all of the nominations so recommended by the Nominating/Corporate Governance Committee or rejects all of the nominations, in each case in whole, but not in part. In the event that the Board of Directors rejects the recommended nominations, the Nominating/Corporate Governance Committee develops a new recommendation. In addition, the Nominating/Corporate Governance Committee develops and oversees the Company’s corporate governance policies.

The Nominating/Corporate Governance Committee will consider nominees recommended by stockholders of the Company. In order for a stockholder to nominate a candidate for election as a director at an Annual Meeting, proper notice must be given in accordance with the Company’s Bylaws and applicable SEC regulations to the Secretary of the Company. Pursuant to the Company’s Bylaws and applicable SEC regulations, such notice of a director nominee must be provided to the Secretary of the Company not more than 150 days and not less than 120 days prior to the first anniversary of the date the Company’s proxy statement for the prior year’s Annual Meeting of Stockholders was released to stockholders. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.

In general, it is the Nominating/Corporate Governance Committee’s policy that, in its judgment, its recommended nominees for election as members of the Board of Directors of the Company must, at a minimum, have business experience of a breadth, and at a level of complexity, sufficient to understand all aspects of the Company’s business and, through either experience or education, have acquired such knowledge as is sufficient to qualify as financially literate. In addition, recommended nominees must be persons of integrity and be committed to devoting the time and attention necessary to fulfill their duties to the Company. While the Nominating/Corporate Governance Committee has not adopted a formal diversity policy, the Company values diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience. As part of the nomination process, the Company endeavors to have a diverse Board of Directors representing a range of experiences in areas that are relevant to the Company’s business and the needs of the Board of Directors from time-to-time, and the Nominating/Corporate Governance Committee and the Board of Directors considers highly qualified candidates, including women and minorities.

The Nominating/Corporate Governance Committee may identify nominees for election as members of the Board of Directors through its own sources (including through nominations by stockholders made in accordance with the Company’s Bylaws), through sources of other directors of the Company, and through the use of third-party search firms. Subject to the foregoing minimum standards, the Nominating/Corporate Governance Committee will evaluate each nominee on a case-by-case basis, assessing each nominee’s judgment, experience, independence, understanding of the Company’s business or that of other related industries, and such other factors as the Nominating/Corporate Governance Committee concludes are pertinent in light of the current needs of the Company’s Board of Directors.

Each member of the Nominating/Corporate Governance Committee is, in the judgment of the Board of Directors, independent as required by the listing standards of the NYSE.

DIRECTOR COMPENSATION

Compensation of non-employee directors is periodically reviewed by the Compensation Committee of the Board of Directors, which makes any recommendations of compensation changes to the entire Board of Directors. Non-employee directors are not entitled to retirement benefits, incentive compensation or perquisites for their service, although they are reimbursed for their out-of-pocket expenses for meeting attendance.

The Company provided the following compensation to our non-employee directors in 2019:

•	annual cash fees of $70,000 and annual equity grants with a grant date fair value of approximately $70,000;

•	annual cash fees of $25,000 and $50,000 for service as the Lead Independent Director and as the Chairman of the Board of Directors, respectively; and

•	annual supplemental fee for chair and committee service as set forth in the following table:

	Annual Fee

Committee	Chair ($)	Member ($)
Audit Committee	30,000	9,000
Compensation Committee	20,000	7,500
Nominating/Corporate Governance Committee	15,000	6,000
Investment Committee	-	7,500

The Company does not pay additional compensation to directors who are also employees of the Company, such as Mr. Baccile, our Chief Executive Officer. Additionally, no fees are paid for attendance at in-person or telephonic meetings of the Board of Directors and its committees. Mr. Duncan, the Chairman of our Board of Directors, does not receive any non-chair service fees for committee service in addition to the fee he receives for service as Chairman of the Board of Directors. All cash fees payable to our non-employee directors are paid in quarterly installments.

2019 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total Compensation ($)

Matthew S. Dominski	83,500	70,000	153,500

Bruce W. Duncan	120,000	70,000	190,000

H. Patrick Hackett, Jr.	113,500	70,000	183,500

Denise A. Olsen	86,500	70,000	156,500

John Rau	119,000	70,000	189,000

L. Peter Sharpe	99,000	70,000	169,000

W. Ed Tyler	77,500	70,000	147,500

(1)

Represents 2,046 shares of either restricted shares or LP Units, at their election, granted to each director on May 8, 2019, which vest on the earlier of the first anniversary of the grant date or the Company’s next annual shareholder meeting. Amounts are based on the Common Stock price as of the grant date, which was $34.22.

COMPENSATION DISCUSSION AND ANALYSIS

2019 ACCOMPLISHMENTS

2019 was a successful year for the Company, marked by continued execution of our strategy: driving long-term cash flow growth and value for stockholders through leasing, enhancing our portfolio through developing, acquiring and selling select properties and maintaining our strong balance sheet.

Decisions by the Board of Directors on executive compensation are reflective of the Company’s strong performance during the year, including:

•	Maintaining high levels of portfolio occupancy, ending the year at 97.6% occupied in our in-service portfolio;

•	Growing cash rental rates on new and renewal leasing 13.9%, a new annual record for the Company;

•	Growing same store net operating year income by 3.1%;

•	Growing our Common Stock dividend by 5.7%;

•

Placing in service 13 developments, 91% leased, totaling 4.4 million square feet and an estimated total investment of $325 million, comprised of three buildings in Southern California, two buildings in Central Pennsylvania, and one each in Seattle, New Jersey, Denver, Chicago and Houston plus three build-to-suits in Atlanta, Dallas and Phoenix;

•	Acquiring nine buildings totaling 542,000 square feet for $67 million. Five of the buildings were in Southern California and one each were in Seattle, Denver, Chicago and Orlando;

•	Acquiring 12 land parcels for development for $81 million; and

•

Selling $261 million of properties comprised of 39 buildings totaling 5.2 million square feet and four land parcels including the effective exits of the Indianapolis and St. Louis markets; excludes the sale of a 618,000 square-foot building in Phoenix for $54.5 million in which the tenant exercised its purchase option, which is scheduled to close in Q3 2020.

OBJECTIVES AND DESIGN OF COMPENSATION PROGRAM

The Company maintains the philosophy that compensation of its executive officers and other employees should serve the best interests of the Company’s stockholders. Accordingly, the Company believes that its executive compensation program should not only serve to attract and retain talented and capable individuals but should also provide them with proper incentives linked to performance criteria that are designed to maximize the Company’s overall performance. To this end, the Company’s compensation program consists of a mix of compensation that is intended to compensate executive officers for their contributions during the year and to reward them for achievements that lead to increased Company performance and increases in stockholder value over the long term.

THE EXECUTIVE COMPENSATION PROCESS AND THE ROLE OF EXECUTIVE OFFICERS IN COMPENSATION DECISIONS

The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) has the overall responsibility for approving and evaluating the compensation plans, policies and programs relating to the executive officers of the Company. The Compensation Committee typically formulates compensation beginning in November of the prior fiscal year and continuing through the first quarter of the applicable fiscal year, by setting salaries and, if applicable, maximum cash and equity bonuses for the Company’s employees, including those named executive officers listed in the Summary Compensation Table on page 33 (the “Named Executive Officers”). Also, typically in the first quarter of the applicable fiscal year, the Compensation Committee adopts, and the full Board of Directors ratifies, the performance criteria to be used for that year in determining the incentive compensation of the Company’s employees, including the Named Executive Officers, other than those covered by separate plans or agreements. Then, after the end of the applicable fiscal year, the Compensation Committee meets to determine incentive compensation to be paid to the Company’s employees, including the Named Executive Officers, with respect to the year just ended, pursuant to the performance criteria or, as applicable, pursuant to separate plans or agreements. Per such determination, the Committee approves cash bonuses and equity awards, typically in February or March.

During the first quarter of the applicable fiscal year, our Chief Executive Officer meets with the Compensation Committee to present and discuss recommendations with respect to the applicable fiscal year’s salaries and maximum cash and equity bonuses for the Named Executive Officers, other than himself. Also, in the first quarter of each year, our Chief Executive Officer meets with the Compensation Committee to present and discuss recommendations with respect to incentive compensation for the year just ended. In addition, our Chief Executive Officer meets with the Compensation Committee regarding employment agreements that the Company has entered into (if any) and, if a compensation consultant has been engaged by the Compensation Committee to evaluate the Company’s compensation programs, assist the Compensation Committee in providing compensation information to such consultant. However, our Chief Executive Officer does not participate in any decisions or determinations with respect to his own compensation.

Periodically, although not every year, the Company and the Compensation Committee engage the services of outside consultants to evaluate the Company’s executive compensation program. Consistent with SEC rules, prior to any such engagement, the Company will assess any potential conflicts of interest the advisor may have that may negatively impact their independence to determine whether the retention of any compensation consultant to advise the Compensation Committee on executive compensation matters will create a conflict of interest.

In 2018, the Compensation Committee engaged FPL Associates, L.P. (“FPL”), a nationally-recognized compensation consultant firm specializing in the real estate industry, to review the appropriateness of the amount and structure of our compensation program. The Compensation Committee directed FPL to, among other things: (1) assist the Compensation Committee in applying our compensation philosophy to certain executive officers, including the Named Executive Officers; (2) evaluate pay by individual and in the aggregate across the team, further measured against company size and performance; (3) identify the appropriate mix between compensation components (base salary, annual incentive, and long-term incentive) for each position under study; (4) examine specific plan design parameters, focusing on the long-term incentive component, to better understand how the Company’s existing programs compare to market practices and industry trends; and (5) compile data on the prevalence of certain employment policies and practices among the Company’s peers.

As part of its review, FPL surveyed the compensation programs of 12 real estate companies, focusing on companies of similar size and by asset class to position FR near the market median of such comparisons. This peer group, which was referenced primarily to gauge the general appropriateness of the Company’s overall executive compensation structure, included the following companies, with First Industrial at the 45th percentile of the peer group by market capitalization:

Brandywine Realty Trust	DCT Industrial Trust, Inc.	Liberty Property Trust
CoreSite Realty Corporation	Duke Realty Corporation	Physicians Realty Trust
Corporate Office Properties Trust	EastGroup Properties, Inc.	PS Business Parks, Inc.
Cousins Properties Incorporated	Highwoods Properties, Inc.	STAG Industrial, Inc.

DCT Industrial Trust, Inc. was acquired by Prologis, Inc. in August 2018. Following its acquisition, the Compensation Committee excluded DCT Industrial Trust, Inc. from the above peer group as it used the peer group compensation data to evaluate the appropriateness of the Company’s executive compensation.

The Compensation Committee used the peer group data provided in connection with FPL’s survey not as a benchmark per se, but rather as a reference point to gauge generally the appropriateness of the Company’s executive compensation programs.

The Compensation Committee retains the discretion to work again with FPL or an alternative compensation consultant to review our executive compensation program. Consistent with SEC rules, the Company assessed whether the work of FPL raised any conflict of interest and determined that the retention of FPL to advise the Compensation Committee concerning executive compensation matters did not create a conflict of interest. Neither the Compensation Committee nor the Company has any other professional relationship with FPL, although an affiliate of FPL periodically provides executive recruitment services to the Company. In 2019, this affiliate of FPL was engaged by the Company, at the direction of management under the supervision, but without the formal approval, of our Board of Directors, to provide executive recruitment services and was paid fees of $127,240 for such services. In 2019, FPL was paid $32,000 for compensation-related services.

EXECUTIVE COMPENSATION COMPONENTS

The components of the Company’s executive compensation program are base salary, cash and equity incentive bonuses, long-term incentive program awards, benefits and perquisites. Each component of the Company’s executive compensation program is intended to attract and retain talented, capable individuals to the Company’s executive ranks. The Compensation Committee believes equity awards play an important role in aligning management’s interests with those of the Company’s stockholders because these equity awards derive their value from our Common Stock. For this reason, equity awards are a significant part of executive compensation.

Base salary, benefits and perquisites are intended to provide a level of fixed compensation to the Named Executive Officers for services rendered during the year. Increases to base salary are typically a function of individual performance and general economic conditions. Benefits and perquisites that are generally available to the Company’s employees, including the Named Executive Officers, currently include: premiums paid on term life, short-term and long-term disability insurance; standard health insurance; and 401(k) matching contributions.

Car allowances are offered to select employees of the Company, including some of the Named Executive Officers.

Incentive bonuses, by contrast, are linked to, and are a function of, the achievement of performance criteria that are designed with the intention of incentivizing the Named Executive Officers to maximize the Company’s overall performance. Incentive bonuses are awarded in cash or equity or a combination thereof. The Compensation Committee does not have a specific policy regarding the mix of cash and non-cash compensation awarded to the Named Executive Officers. Although the exact percentages vary among individuals, for 2019 equity comprised approximately 40-45% of the potential incentive bonuses for the Named Executive Officers as a group. For our Chief Executive Officer, the mix of cash and equity compensation he is entitled to receive as an annual incentive bonus is set forth in his employment agreement, and it is expected that the portion paid in equity will be proportionate to the equity incentive compensation received by the Company’s executive officers generally.

Historically and for 2019, base salary, benefits and perquisites have made up approximately 18-25% of a Named Executive Officer’s total compensation in a typical year, while cash and equity incentive compensation has comprised the remaining portion. Although this mix may vary from year to year, the Compensation Committee strives to ensure that the Named Executive Officers’ compensation is largely performance-based. Other than the Long-Term Time-Based Awards (as defined on page 30), all equity awards have a performance feature. Annual equity bonus awards are granted based upon prior year performance metrics, while our Long-Term Performance Awards (as defined on page 26) are earned based upon performance metrics for future periods.

The Company provides its executives with the choice of accepting equity awards in the form of awards that settle in either Common Stock or partnership interests in our operating partnership, First Industrial, L.P., that are structured as a “profits interest” for U.S. federal income tax purposes (“LP Units”). Generally, LP Units entitle the holder to receive distributions from our operating partnership that are equivalent to the dividends and distributions that would be made with respect to the number of shares of our Common Stock underlying such LP Units, though receipt of such distributions may be delayed or made contingent on vesting. Once an LP Unit has vested and received allocations of book income sufficient to increase the book capital account balance associated with such LP Unit (which will initially be zero) to equal, on a per-unit basis, the book capital account balance associated with a “common unit” of partnership interest of First Industrial, L.P., it automatically becomes a common unit that is convertible by the holder into one share of Common Stock or a cash equivalent, at the Company’s option.

2020 COMPENSATION HIGHLIGHTS

The Compensation Committee continues to manage our compensation programs to better align management’s incentives with those of our stockholders and to ensure our overall compensation is appropriate relative to our peer group. For the three-year period of 2015 to 2017, the actual aggregate compensation for our Named Executive Officers fell at the 12th percentile of our peer group and, over the same three-year period, the Company’s total shareholder return (TSR) performance ranked at the 70th percentile compared against our peer group. To better align pay for performance, and to focus on stockholder alignment, our Compensation Committee has elected to issue additional equity to adjust overall compensation to a level it believes is appropriate relative to our peers, with an emphasis on increasing the overall portion of equity compensation that is long-term and performance-based.

In 2019, with actions first effective in January of 2020, we determined to both eliminate the amount of equity incentive based on annual company performance goals and to grant additional performance-based and time-based equity awards designed to increase the percentage of at-risk pay for our Named Executive Officers as a percentage of their total compensation and increase the percentage of their equity compensation that is performance-based.

The below table reflects changes to our compensation program authorized in 2019 and implemented in 2020 for our Named Executive Officers prior to the filing of this Proxy Statement:

Increase Percentage of At-Risk Pay	As total compensation is adjusted to market, greater emphasis is placed on equity awards.

Increased Percentage of Performance-Based Equity	Equity compensation mix now 70% performance-based awards and 30% time-based awards.

Performance Metrics Adjusted	40% of equity awards are based on relative performance of the “Industrial Peer Group” (as defined below) and 30% are based on relative performance of the FTSE Nareit All Equity Index.

Performance Measurement Adjusted	Eliminated the amount of equity potential based on annual performance goals and increased the amount based on relative total shareholder return over a 3-year period.

TSR Goals Modified	Total shareholder return metrics changed from a percentage deviation from the index to a percentile level of performance relative to the companies in the index.

Annual Cash Bonus Plan	FFO per share and Same Store NOI growth metrics have been adjusted (50% from 65% and 25% from 10%, respectively).

Base Salary	Base salaries for each Named Executive Officer were increased. Base salaries had not been increased since January 1, 2013.

The charts below depict how our Named Executive Officers’, other than our Chief Executive Officer’s, overall compensation mix changed from 2019 to 2020, including increases in the percentage of their total compensation that is performance-based and that constitutes long-term incentive compensation.

In February 2020, the Company also entered into a new employment agreement with Mr. Baccile, which replaced his prior employment agreement and provides for a term of employment through December 31, 2024. The purpose of the new employment agreement is to secure Mr. Baccile’s longer-term commitment to the Company by moving from a rolling two-year employment term to a five-year employment term. Mr. Baccile’s new employment agreement is described in greater detail starting on page 37 under “Potential Payments Upon Termination or Change in Control.”

The charts below depict how our Chief Executive Officer’s overall compensation mix changed from 2019 to 2020, including increases in the percentage of his total compensation that is performance-based and that constitutes long-term incentive compensation.

Specifically, long-term incentive compensation comprised 6% of our Chief Executive Officer’s target pay opportunity in 2019 which, starting in 2020, has been significantly increased to comprise approximately 43% of his target pay opportunity and the largest component of his pay. Consequently, the amount of pay tied to short-term incentive compensation will decline from approximately 72% in 2019 to 36% of the overall target pay opportunity starting in 2020.

The charts below depict how our Chief Executive Officer’s equity compensation mix changed from 2019 to 2020, showing that portion that was short-term time-based incentive equity compensation versus long-term performance-based incentive equity compensation:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We have determined that our stockholders should vote on a say-on-pay proposal each year. While the results of each of these votes is non-binding, we believe that presenting this matter to our stockholders annually is an important means of obtaining investor feedback on our compensation policies.

At our 2019 Annual Meeting of Stockholders, approximately 97% of the votes cast in the vote on the compensation of our Named Executive Officers as disclosed in the proxy statement for that meeting were in favor of such compensation. As a result, consistent with the strong support we have received in recent say-on-pay votes (summarized in the table below), the compensation of our Named Executive Officers was approved by our stockholders on an advisory basis. Despite the high level of historical shareholder support, the Compensation Committee has proactively made a number of positive changes to our compensation program, commencing in 2020 (see “2020 Compensation Highlights” starting on page 19 for additional information), which further aligns our executives with the long-term success of our Company.

SETTING EXECUTIVE COMPENSATION

Base Salary

The Company provides the Named Executive Officers with base salary to compensate them for services rendered during the fiscal year. The base salaries of the Named Executive Officers are a function of either the minimum base salaries specified in their employment agreements or the base salary negotiated at the time of an executive’s initial employment, and any subsequent changes to such base salaries approved by the Compensation Committee. In determining changes to such base salaries for any year, the Compensation Committee considers individual performance of the Named Executive Officers in the most recently completed year, including organizational and management development, and leadership exhibited from year-to-year. The Compensation Committee also considers, but does not specifically benchmark compensation to, peer information provided by compensation consultants. The Compensation Committee also considers general economic conditions prevailing at the end of the most recently completed year, when the changes for the following year are typically determined. The Company does not guarantee annual base salary increases to anyone.

The base salaries paid to the Named Executive Officers other than our Chief Executive Officer remained unchanged from 2018 to 2019 as reflected in the Summary Compensation Table of this Proxy Statement, and in fact had not been increased since 2013. Effective in 2020, the Company increased the base salaries of each of these Named Executive Officers, as reflected in the table below.

Our Chief Executive Officer’s base salary remained unchanged in 2019, as had been the case since he was hired in 2016. In February 2020, the Company entered into a new employment agreement with Mr. Baccile that provides, among other things, for a minimum annual base salary of $850,000, which reflects an increase to his base salary of $100,000.

Annual Performance-Based Bonuses

The Company provides its senior executives with annual incentive compensation based on individual and company performance, which currently includes cash and equity components. The equity portion includes awards issued in the form of restricted shares or, at the election of eligible employees, LP Units with equivalent vesting conditions.

The Company does not guarantee annual bonuses to anyone. We believe that including equity awards as a part of an executive’s annual bonus provides good alignment with our stockholders by fully reflecting the total return we provide to our stockholders, including dividends or other distributions as well as potential future increases or decreases in our stock price.

2019 Employee Bonus Plan

For 2019, each Named Executive Officer participated in the incentive compensation plan generally available to the Company’s employees (the “2019 Employee Bonus Plan”), which plan was recommended by the Compensation Committee and adopted by the Board of Directors on February 28, 2019.

Under the 2019 Employee Bonus Plan, a “bonus pool” was funded based on the achievement by the Company of certain identified thresholds of four performance categories. For 2019, these categories were (i) FFO per share (as described below), (ii) same store NOI (“SS NOI”) growth (as described below), (iii) fixed charge coverage ratio (as described below) and (iv) discretionary financial and non-financial objectives determined by the Company’s Chief Executive Officer. The Compensation Committee believes that FFO per share is an important measure of the Company’s performance because, by excluding gains or losses related to sales of real estate assets, real estate asset depreciation and amortization and impairment charges (reversals) recorded on real estate, FFO captures the operating results of the long-term assets that form the core of the Company’s business and makes comparison of the Company’s operating results with those of other REITs more meaningful. The Compensation Committee believes that, because our success depends largely upon our ability to lease space and to recover the operating costs associated with those leases from our tenants, SS NOI is also an important measure of the Company’s performance. Finally, the Compensation Committee believes that fixed charge coverage ratio is an important measure of the Company’s performance because it is critical to maintaining and improving the rating on the Company’s unsecured debt.

Each of these performance categories may be adjusted by the Compensation Committee in its discretion to exclude the effects of certain items. The Compensation Committee assigned weighting factors to each of the performance categories, such that performance in certain categories had a more pronounced impact on the bonus pool under the 2019 Employee Bonus Plan than did performance in other categories. The weighting factors were as follows:

Category	Weighting Factor
FFO(1) per share	65%
SS NOI(2) growth	10%
Fixed charge coverage ratio(3)	10%
Discretionary objectives	15%

(1)

FFO is a non-GAAP financial measure created by Nareit as a supplemental measure of REIT operating performance that excludes certain items from net income determined in accordance with GAAP. FFO is calculated by us in accordance with the definition adopted by the Board of Governors of Nareit and therefore may not be comparable to other similarly titled measures of other companies. Please see the reconciliation of FFO to net income available to common stockholders contained in our Annual Report on Form 10-K filed on February 13, 2020.

(2)

SS NOI is a non-GAAP financial measure that provides a measure of rental operations and, as calculated by us, that does not factor in depreciation and amortization, general and administrative expense, interest expense, impairment charges, equity in income and loss from joint venture, income tax benefit and expense, gains and losses on retirement of debt and gains and losses on the sale of real estate. The Company defines SS NOI as revenues minus property expenses such as real estate taxes, repairs and maintenance, property management, utilities, insurance and other expenses, minus the net operating income of properties that are not same store properties and minus the impact of straight-line rent, the amortization of above/below market leases and lease termination fees. As so defined, SS NOI may not be comparable to same store net operating income or similar measures reported by other REITs that define same store properties or net operating income differently. The major factors influencing SS NOI are occupancy levels, rental rate increases or decreases and tenant recoveries increases or decreases. Please see the reconciliation of same store revenues and property expenses to SS NOI contained in our Annual Report on Form 10-K filed on February 13, 2020.

(3)

The Company is a party to certain lending arrangements that require the Company to maintain a specified fixed charge coverage ratio. For purposes of the 2019 Employee Bonus Plan, the Company defined fixed charge coverage ratio in accordance with that certain Third Amended and Restated Unsecured Revolving Credit Agreement, dated as of October 31, 2017, a copy of which was filed with our Current Report on Form 8-K filed on November 2, 2017.

The Compensation Committee established performance targets relating to each performance category for the 2019 Employee Bonus Plan. At target performance, the bonus pool is funded at the aggregate 75% level of achievement. At maximum performance, the bonus pool is funded at the aggregate 125% level of achievement. The Company’s 2019 performance in the identified performance categories resulted in the following funding of the bonus pool associated with that performance category:

Category	Performance Target	Actual Result	Bonus Pool Funding%
FFO per share	$1.69(1)	$1.81(1)	125%
SS NOI growth	2.0%(2)	2.8%(2)	115%
Fixed charge coverage ratio	4.38x	4.52x	125%
(1)	Amount excludes accruals for cash bonuses and certain other items.
(2)

The Compensation Committee calculates SS NOI growth using a cumulative quarterly average as opposed to the methodology traditionally utilized in our financial reporting, which measures the year-over-year growth of our properties.

The Compensation Committee determined that the funding percentage for the bonus pool with respect to the discretionary objectives should be 75% based on the Company’s overall performance in 2019, as described in greater detail on page 16 under “2019 Accomplishments.” Although the Company’s 2019 performance in the identified performance categories allowed for an aggregate bonus pool funding percentage of up to the 116.5% level of achievement, the Compensation Committee authorized an aggregate bonus pool available under the 2019 Employee Bonus Plan at the aggregate 112.5% level of achievement for cash and equity bonuses of all eligible employees, including the Named Executive Officers. After determining the aggregate bonus pool available under the 2019 Employee Bonus Plan, the Compensation Committee and our Chief Executive Officer allocated individual awards based on the individual award recipients’ performance.

The bonuses for the Named Executive Officers at the 100% level of achievement for purposes of the 2019 Employee Bonus Plan were as follows:

Executive Officer	100% Achievement Cash Bonus (% of Base Salary)	100% Achievement Equity Bonus (% of Base Salary)
Peter E. Baccile	225%	200%
Scott A. Musil	150%	100%
Johannson L. Yap	200%	140%
David G. Harker	150%	100%
Peter O. Schultz	150%	100%

The actual percentage of cash and equity bonuses (the “Individual Cash Percentage” and the “Individual Equity Percentage”) awarded to the Named Executive Officers were determined as described below.

The actual individual bonuses paid to the Named Executive Officers (other than Mr. Baccile) from the bonus pool were determined by the Compensation Committee, after recommendations from our Chief Executive Officer, based upon the respective officer’s achievement of the following individual performance objectives that were approved by the Board of Directors and communicated to the officer:

Executive Officer	Individual Performance Objectives
Scott A. Musil	Progress with respect to leverage and fixed charge coverage ratios, execution of the Company’s private placement debt offering and overall investor relations
Johannson L. Yap	Progress with respect to investments and divestitures, completing and leasing developments and overall performance of the West Region of the Company
David G. Harker	Progress with respect to investments, completing and leasing developments and overall performance of the Central Region of the Company
Peter O. Schultz	Progress with respect to investments, completing and leasing developments and overall performance of the East Region of the Company

The actual individual bonus paid to Mr. Baccile from the bonus pool was determined by the Compensation Committee based upon its assessment of the Company’s overall performance and the Company’s achievement of the corporate performance goals under the 2019 Employee Bonus Plan.

The cash bonus payments and equity grants made in the first quarter of 2020 to each of our Named Executive Officers in settlement of awards under the 2019 Employee Bonus Plan, together with the applicable Individual Cash Percentage and Individual Equity Percentage, are reflected in the following table:

Executive Officer	Individual Cash Percentage (%)(1)	Cash Bonus Paid ($)	Individual Equity Percentage (%)(1)	Time-Based LP Units(2)	Grant Date Fair Value of Award ($)
Peter E. Baccile	108%	1,822,500	110%	37,164	1,650,082
Scott A. Musil	108%	429,300	110%	6,567	291,575
Johannson L. Yap	108%	818,640	110%	13,146	583,682
David G. Harker	117%	421,200	117%	6,324	280,786
Peter O. Schultz	105%	393,750	108%	6,081	269,996

(1)

The Individual Cash Percentage and Individual Equity Percentage each reflect the actual cash bonus or equity issuance as a percentage of the respective 100% level of achievement amount for each individual.

(2)

All equity awards were issued in the form of Time-Based LP Units at the election of the award recipient. The number of Time-Based LP Units approved by the Compensation Committee was determined based on the $44.40 closing price of our Common Stock on February 11, 2020, which was the date the Compensation Committee approved these awards under the 2019 Employee Bonus Plan.

For 2017 and 2018, the Named Executive Officers participated in an incentive compensation plan similar to the 2019 Employee Bonus Plan.

Long-Term Incentive Program Awards

2018 and 2019 Long-Term Performance Awards

In addition to providing equity to our executives as part of our annual bonus program, we provide long-term equity to our executives on an annual basis that vests only if the Company achieves certain total return thresholds in comparison to our peers (the “Long-Term Performance Awards”). The purpose of the Long-Term Performance Awards is to provide incentives for the achievement of longer-term sustained value creation and retention by focusing on longer-term fundamentals and aligning our executives’ interests with our stockholders’ interests.

Long-Term Performance Awards are determined based on the anticipated dollar value of the award and then issued, at the grantee’s option, in a number of performance-based RSUs or performance-based LP Units (such LP Units, “Performance LP Units”) corresponding to the appropriate dollar value.

Effective January 1, 2018, January 1, 2019 and January 1, 2020, the Board of Directors authorized grants of Long-Term Performance Awards under the 2014 Stock Plan to certain employees of the Company, including each Named Executive Officer. No other Long-Term Performance Awards remain unvested.

The Long-Term Performance Awards granted effective January 1, 2018 and January 1, 2019 vest based upon the relative annualized total stockholder return of our Common Stock as compared to the MSCI U.S. REIT Index (RMS G), and the NAREIT Industrial Index (FNINDTR), over the pre-established performance measurement period, as follows:

	Total Company Stockholder Return for Performance Period Relative to Total Return for Performance Period of Index	Vesting Percentage
Threshold	Index minus 2%	25%
Target	Index plus 1%	40%
Stretch	Index plus 4%	85%

Maximum	Index plus 7%	100%

The Long-Term Performance Awards granted effective January 1, 2018 and January 1, 2019 are summarized in the table below.

Executive Officer	Date of Grant	Form of Award	Units Awarded	Performance Period
Peter E. Baccile	1/1/2018	Performance Units	15,240	1/1/2018 – 12/31/2020
	1/1/2019	Performance LP Units	16,916	1/1/2019 – 12/31/2021
Scott A. Musil	1/1/2018	Performance Units	15,240	1/1/2018 – 12/31/2020
	1/1/2019	Performance LP Units	16,916	1/1/2019 – 12/31/2021
Johannson L. Yap	1/1/2018	Performance Units	15,240	1/1/2018 – 12/31/2020
	1/1/2019	Performance LP Units	16,916	1/1/2019 – 12/31/2021
David G. Harker	1/1/2018	Performance Units	15,240	1/1/2018 – 12/31/2020
	1/1/2019	Performance LP Units	16,916	1/1/2019 – 12/31/2021
Peter O. Schultz	1/1/2018	Performance Units	15,240	1/1/2018 – 12/31/2020
	1/1/2019	Performance LP Units	16,916	1/1/2019 – 12/31/2021

2020 Long-Term Incentive Program

In 2019, the Company determined to update its long-term incentive program awards with the goal of increasing the portion of our executive officer’s total equity compensation that is performance-based while also incorporating new awards that are subject to time-based vesting, with the initial awards under the updated long-term incentive program made in January 2020. Consistent with our compensation philosophy, our long-term incentive program is designed to assist us in attracting and retaining high quality executives, while tying a significant portion of compensation to our financial performance, principally in the case of this program to our total shareholder return.

The following table highlights the significant changes we have made to the Long-Term Incentive Program for 2020:

Feature	Previous Long-Term Incentive Program		Modification	2020 Long-Term Incentive Program

Award Vehicle	100%	Performance-Based LP Units	Introduced a time-based equity vehicle	70% 30%	Performance-Based LP Units Time-Based LP Units

Performance Metrics	75%	Relative TSR vs. MSCI US REIT Index	Adjusted the two relative TSR comparator groups and weightings with emphasis now on industrial REITs	43%	Relative TSR vs. FTSE Nareit All Equity Index

	25%	Relative TSR vs. Nareit Industrial Index		57%	Relative TSR vs. Industrial Peer Group*
Performance Hurdles	Threshold: Target: Stretch: Maximum:	Index minus 2% Index plus 1% Index plus 4% Index plus 7%	Changed from basis point to percentile hurdles and eliminated the stretch hurdle; preserved having to outperform to earn target payout	Threshold: Target:	25th Percentile 25th Percentile

				High:	80th Percentile

*The Industrial Peer Group is composed of PLD, DRE, REXR, EGP, PSB, STAG, TRNO, MNR, and ILPT.

2020 Long-Term Transition Awards

The 2020 performance-based awards are divided into three tranches with one-year, two-year, and three-year performance periods. The three-year performance period is reflective of the standard go-forward grants that will be made annually under this new program. The grants with the one- and two-year performance periods are intended as one-time only grants in order maintain an appropriate level of overall long-term compensation opportunity during the transition from the historical program to the new program. The diagram below shows the grant and vesting schedule of the historical performance-based awards, the historical Employee Bonus Plan equity awards, the transition awards, as well as the new standard performance- and time-based long-term incentive awards (discussed in more detail below).

2020 Long-Term Performance Awards

The Long-Term Performance Awards granted effective January 1, 2020 vest based on two criteria. Forty-three percent (43%) of each Long-Term Performance Award vests based upon the relative total stockholder return of our Common Stock as compared to the total shareholder return of the companies comprising the FTSE Nareit All Equity Index over the pre-established performance measurement period (the “Nareit All Equity Units”). Fifty-seven percent (57%) of each Long-Term Performance Award vests based upon the relative total stockholder return of our Common Stock as compared to the total shareholder return of the following companies: Prologis, Inc. (PLD), Duke Realty Corporation (DRE), Rexford Industrial Realty, Inc. (REXR), EastGroup Properties, Inc. (EGP), PS Business Parks, Inc. (PSB), STAG Industrial, Inc. (STAG), Terreno Realty Corporation (TRNO), Monmouth Real Estate Investment Corporation (MNR), and Industrial Logistics Properties Trust (ILPT) (the “Industrial Peer Group”), over the pre-established performance measurement period (the “Peer Group Units”).

The Nareit All Equity Units and the Peer Group Units granted effective January 1, 2020 each vest as follows:

	Percentile Rank	Vesting Percentage
Threshold	25th Percentile	62.5%
Target	55th Percentile	100%
Maximum	80th Percentile	250%

The Long-Term Performance Awards granted effective January 1, 2020 are summarized in the table below.

Executive Officer	Date of Grant	Form of Award	Target Units	Maximum Units	Performance Period

Peter E. Baccile	1/1/2020 1/1/2020 1/1/2020	Performance LP Units Performance LP Units Performance LP Units	4,901 9,802 28,932	12,253 24,505 72,329	1/1/2020 – 12/31/2020 1/1/2020 – 12/31/2021 1/1/2020 – 12/31/2022

Scott A. Musil	1/1/2020 1/1/2020 1/1/2020	Performance LP Units Performance LP Units Performance LP Units	309 618 9,012	772 1,544 22,529	1/1/2020 – 12/31/2020 1/1/2020 – 12/31/2021 1/1/2020 – 12/31/2022

Johannson L. Yap	1/1/2020 1/1/2020 1/1/2020	Performance LP Units Performance LP Units Performance LP Units	1,058 2,116 14,967	2,644 5,288 37,416	1/1/2020 – 12/31/2020 1/1/2020 – 12/31/2021 1/1/2020 – 12/31/2022

David G. Harker	1/1/2020 1/1/2020 1/1/2020	Performance LP Units Performance LP Units Performance LP Units	145 290 9,107	362 723 22,766	1/1/2020 – 12/31/2020 1/1/2020 – 12/31/2021 1/1/2020 – 12/31/2022

Peter O. Schultz	1/1/2020 1/1/2020 1/1/2020	Performance LP Units Performance LP Units Performance LP Units	205 410 9,107	512 1,024 22,766	1/1/2020 – 12/31/2020 1/1/2020 – 12/31/2021 1/1/2020 – 12/31/2022

Each Performance Unit represents the right to receive, upon vesting, one share of Common Stock plus dividend equivalents representing any dividends that accrued with respect to such share after the issuance of the Performance Unit and prior to the date of vesting, which dividend equivalents are subject to the same restrictions as the underlying unit award and will only be issued upon vesting in proportion to the vesting of the underlying award.

If a Long-Term Performance Award is granted in the form of Performance LP Units, additional Performance LP Units are conditionally awarded to represent anticipated dividends, and such additional Performance LP Units are subject to the same restrictions as the underlying Performance LP Units and are subject to forfeiture upon vesting to the extent of dividends actually received with respect to the applicable Performance LP Units during the performance period. The number of Performance LP Units reflected as issued to each Named Executive Officer in the table above is exclusive of such additional Performance LP Units conditionally awarded to represent anticipated dividends. If applicable vesting conditions and any other restrictions are not satisfied, recipients will forfeit their Performance LP Units. During the applicable performance period, each Performance LP Unit entitles the holder to receive dividends equal to one-tenth of any dividends otherwise payable with respect to LP Units.

Upon the consummation of a change in control of the Company, each grantee of a Long-Term Performance Award would become vested in a portion of the award based on the level of achievement of the applicable performance targets through the date of the change in control. In the event of a termination of a grantee’s employment due to death or disability, the grantee would become vested in a number of Long-Term Performance Awards based on the level of achievement of the applicable performance targets through the date of death or disability, provided that, solely with respect to any Long-Term Performance Awards granted effective January 1, 2018 and January 1, 2019, the grantee would only become vested in a pro-rata portion of such Long-Term Performance Awards. In the event of termination of a grantee’s employment due to retirement, the grantee would retain the Long-Term Performance Awards granted effective January 1, 2020 and such Long-Term Performance Award would vest, at the end of the original performance period, based on the level of achievement of the relevant performance targets through the end of such performance period, and the grantee would become vested in a pro rata portion of the Long-Term Performance Awards granted in 2018 and 2019 based on the level of achievement of the relevant performance targets through the end of the original performance period.

2020 Long-Term Time-Based Awards

Starting in 2020, we have chosen to provide long-term equity to our executives on an annual basis that vests in equal annual installments over a three-year period based on our executives’ continued service to the Company (the “Long-Term Time-Based Awards”). Long-Term Time-Based Awards are determined based on the anticipated dollar value of the award and then issued, at the grantee’s option, in a number of time-based RSUs, which represent the right to receive an equivalent number of shares of Common Stock upon vesting, or time-based LP Units (such LP Units, “Time-Based LP Units”) corresponding to the appropriate dollar value.

Effective January 1, 2020, the Board of Directors authorized grants of Long-Term Time-Based Awards under the 2014 Stock Plan to certain employees of the Company, including each Named Executive Officer. No other Long-Term Time-Based Awards have been issued. These Long-Term Time-Based Awards are summarized in the table below:

Executive Officer	Date of Grant	Form of Award	Units Awarded
Peter E. Baccile	1/1/2020	Time-Based LP Units	12,402
Scott A. Musil	1/1/2020	Time-Based LP Units	3,864
Johannson L. Yap	1/1/2020	Time-Based LP Units	6,417
David G. Harker	1/1/2020	Time-Based LP Units	3,903
Peter O. Schultz	1/1/2020	Time-Based LP Units	3,903

Upon the consummation of a change in control of the Company, each grantee of a Long-Term Time-Based Award would become fully vested in any unvested portion of the award. In the event of a termination of a grantee’s employment due to death, disability or retirement, the grantee would become fully vested in any unvested portion of the award. If a Long-Term Time-Based Award is granted in the form of restricted stock units, the recipient will not be entitled to receive dividends declared with respect to our Common Stock but, with respect to any cash dividends declared with respect to our Common Stock prior to vesting, will receive a cash payment equivalent to the amount of such dividend per share of Common Stock multiplied by the unvested portion of the Long-Term Time-Based Award. If a Long-Term Time-Based Award is granted in the form of Time-Based LP Units, such Time-Based LP Units entitle the holder to receive dividends prior to vesting.

Broad-Based Benefits

All full-time employees are eligible to participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance and our 401(k) plan.

Termination and Change in Control Triggers

Mr. Baccile is the only Named Executive Officer with an employment agreement. His agreement, along with the separate agreements with respect to his equity awards granted pursuant to the Company’s 2014 Stock Plan, specify events, including a change in control, that trigger the payment of cash and, as discussed above, vesting in his equity awards.

Each of the other Named Executive Officers has an agreement with respect to each of their equity awards granted pursuant to the Company’s 2014 Stock Plan that specify events, including a change in control, that trigger the vesting of such awards. Additionally, each of the other Named Executive Officers is subject to a change in control policy, which provides for specified severance if such person’s employment with the Company is terminated without cause or by the employee for good reason, from four months prior to, until 18 months following, a change in control of the Company. This change in control policy is described in greater detail on page 38 under “Change in Control Policy.”

The Company believes having such events as triggers for the payment of cash and/or accelerated equity award vesting promotes stability and continuity of management. See “Potential Payments Upon Termination or Change in Control” starting on page 37 for more information on the payments triggered by such events.

Stock Ownership Guidelines

The stock ownership guidelines for the Company’s directors and senior executive officers are as follows:

Position	Retainer/Base Salary Multiple

Directors	3x

Chief Executive Officer	5x

Chief Financial Officer, Chief Investment Officer and Executive Vice Presidents	4x

The stock ownership goal for each person subject to the ownership guidelines is determined on an individual basis, using each such person’s current retainers or base salaries and the greater of (i) the market price on the date of purchase or grant of such Common Stock (or equity valued by reference to Common Stock) or (ii) the market price of such Common Stock (or equity valued by reference to Common Stock) as of the date compliance with the stock ownership guidelines is measured. For persons assuming a director or senior executive officer level position, the stock ownership goal must be achieved within five years after the date they assume such position. A copy of the Stock Ownership Guidelines can be found on the Investor Relations/Corporate Governance section of the Company’s website at www.firstindustrial.com. All of our directors and Named Executive Officers are currently in compliance with the guidelines.

Until the directors and senior executive officers reach their respective stock ownership goal, they will be required to retain (i) shares that are owned on the date they became subject to the Stock Ownership Guidelines and (ii) at least seventy-five percent (75%) of “net shares” or net-after-tax shares delivered through the Company’s executive compensation plans. If the director or senior executive officer transfers an award to a family member, the transferee becomes subject to the same retention requirements. Until the director and senior executive officer stock ownership goals have been met, shares may be disposed of only for one or more of the excluded purposes set forth in the Company’s Stock Ownership Guidelines.

Hedging and Pledging Prohibition

The Company’s insider trading policy prohibits, among other things, its directors, officers and employees from entering into hedging or monetization transactions with respect to the Company’s securities and from holding the Company’s securities in margin accounts or otherwise pledging such securities as collateral for loans.

Tax Implications

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally places a limit of $1 million on the amount of compensation that a public company may deduct in any year with respect to certain covered executive officers. Although we consider the impact of Section 162(m), as well as other tax and accounting consequences, when developing and implementing our executive compensation programs, we retain flexibility to provide compensation that may not be deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed, and discussed with management, the Compensation Discussion and Analysis included in this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2019.

Submitted by the Compensation Committee:

L. Peter Sharpe, Committee Chair

Denise A. Olsen

W. Ed Tyler

SUMMARY COMPENSATION TABLE

The Summary Compensation Table below sets forth the aggregate compensation for Peter E. Baccile, the Company’s President and Chief Executive Officer; Scott A. Musil, the Company’s Chief Financial Officer; and certain of the Company’s other highly compensated executive officers as required by SEC rules. The 2019 Grants of Plan-Based Awards table following the Summary Compensation Table provides additional information regarding incentive compensation granted by the Company to these officers in 2019.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

Peter E. Baccile President and Chief Executive Officer	2019 2018 2017	750,000 750,000 750,000	1,765,627 1,702,456 502,535	(4)	1,822,500 1,570,000 1,499,000	25,306 22,306 107,475	4,363,433 4,044,762 2,859,010

Scott A. Musil Chief Financial Officer	2019 2018 2017	265,000 265,000 265,000	525,618 497,419 523,594	(4)	429,300 380,000 390,000	15,706 12,706 10,000	1,235,624 1,155,125 1,188,594

Johannson L. Yap Chief Investment Officer and Executive Vice President – West Region	2019 2018 2017	379,000 379,000 379,000	851,613 777,421 788,597	(4)	818,640 705,000 636,000	25,306 22,306 19,600	2,074,559 1,883,727 1,823,197

David G. Harker Executive Vice President – Central Region	2019 2018 2017	240,000 240,000 240,000	510,608 467,444 528,562	(4)	421,200 360,000 345,000	22,906 19,906 17,200	1,194,714 1,087,350 1,130,762

Peter O. Schultz Executive Vice President – East Region	2019 2018 2017	250,000 250,000 250,000	450,667 492,438 508,608	(4)	393,750 360,000 365,000	24,106 21,106 18,400	1,118,523 1,123,544 1,142,008

(1)

Amounts reflect the aggregate grant date fair value of each award as determined under FASB ASC Topic 718. See note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of the assumptions used in valuing the 2019 awards. Amounts reflected were not actually received in the year reported and do not necessarily reflect the amounts that will actually be realized under the respective awards.

(2)

Amounts for 2019 reflect cash awards paid in February 2020 under the 2019 Employee Bonus Plan. The material terms of awards under the 2019 Employee Bonus Plan are described in the Compensation Discussion and Analysis under “2019 Employee Bonus Plan.”

(3)

For 2019, includes car allowances paid on behalf of Messrs. Baccile, Yap, Harker and Schultz and a term life insurance premium, short-term and long-term disability insurance premiums and 401(k) matching contributions paid on behalf of each Named Executive Officer.

(4)

Amount reflects (a) awards of 46,308, 9,381, 19,089, 8,934, and 7,149 Time-Based LP Units granted to Messrs. Baccile, Musil, Yap, Harker and Schultz, respectively, in 2019 in connection with the 2018 Employee Bonus Plan, valued at $33.58 per share (the closing price of our Common Stock on the date of grant, February 12, 2019) under FASB ASC Topic 718 and (b) awards of 16,916 Performance LP Units with a 36-month performance period granted in 2019 to each of the Named Executive Officers, with a grant date fair value of $210,604, assuming a valuation of $12.45 per unit based on the probable outcome at the time of grant. At maximum performance, the grant date fair value of such awards is $475,001, based on a price of our Common Stock of $28.08 (the closing price on January 2, 2019, the first trading day following the grant date).

CEO PAY RATIO

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of the principal executive officer. Set forth below is the annual total compensation of our median employee, the annual total compensation of Mr. Baccile, and the ratio of those two values:

•	The 2019 annual total compensation of the median employee of First Industrial Realty Trust (other than our CEO) was $104,061;

•	The 2019 annual total compensation of our CEO, Mr. Baccile, was $4,363,433; and

•	For 2019, the ratio of the annual total compensation of Mr. Baccile to the median annual total compensation of all our employees was 42 to 1.

Background

In 2019, we identified the median employee using all of our employees, exclusive of Mr. Baccile, included in our payroll system as of December 31, 2019. Salaries and wages were annualized for those employees that were not employed for the full year of 2019 and were further adjusted to include the annual bonus at the payout level made to employees generally for those not employed on the bonus payment date. Gross wages for 2019 were ranked from lowest to highest and the median employee was selected from the list. The total annual compensation of the median employee was then calculated in the same manner as the total compensation disclosed for Mr. Baccile in the Summary Compensation Table shown above.

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

2019 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date(1)	Threshold ($)	Target(2) ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Peter E. Baccile	1/1/2019 2/12/2019 2/12/2019	— — —	— 1,267,500 —	— 1,687,500 —	4,229 — —	6,766 — —	16,916 — —	— — 46,308	210,604 — 1,555,023
Scott A. Musil	1/1/2019 2/12/2019 2/12/2019	— — —	— 397,500 —	— —	4,229 — —	6,766 — —	16,916 — —	— — 9,381	210,604 — 315,014
Johannson L. Yap	1/1/2019 2/12/2019 2/12/2019	— — —	— 758,000 —	— —	4,229 — —	6,766 — —	16,916 — —	— — 19,089	210,604 — 641,009
David G. Harker	1/1/2019 2/12/2019 2/12/2019	— — —	— 360,000 —	— —	4,229 — —	6,766 — —	16,916 — —	— — 8,934	210,604 — 300,004
Peter O. Schultz	1/1/2019 2/12/2019 2/12/2019	— — —	— 375,000 —	— —	4,229 — —	6,766 — —	16,916 — —	— — 7,149	210,604 — 240,063

(1)	Reflects the date such awards were made effective by the Compensation Committee or the Board of Directors, as applicable.

(2)

For Mr. Baccile, amount reflects the target annual cash incentive bonus to which he is entitled pursuant to the terms of his employment agreement in effect during 2019. No threshold or maximum amounts were established with respect to awards under the 2019 Employee Bonus Plan for the other Named Executive Officers. Amounts for officers other than Mr. Baccile reflect the 100% level of achievement. The material terms of awards under the 2019 Employee Bonus Plan are described in the Compensation Discussion and Analysis under “2019 Employee Bonus Plan.”

(3)

Reflects Performance LP Units granted under our Long-Term Incentive Program, the material terms of which are described in the Compensation Discussion and Analysis under “Long-Term Incentive Program.” The amounts actually earned with respect to such Performance LP Units, if any, would not be earned until the end of the applicable performance period.

(4)	Amounts reflect the units of Time-Based LP Units granted in 2019 for service in 2018 under the 2018 Employee Bonus Plan. Such LP Units vest ratably over a period of three years.

(5)

Amounts reflect the aggregate grant date fair value of each stock award as determined under FASB ASC Topic 718. Amounts reflected were not actually received in 2019 and do not necessarily reflect the amounts that will actually be realized with respect to the Time-Based LP Units or Performance LP Units.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2019

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Peter E. Baccile	84,902	(3)	3,524,282	33,150	1,376,057
Scott A. Musil	20,182	(4)	837,755	33,150	1,376,057
Johannson L. Yap	39,770	(5)	1,650,853	33,150	1,376,057
David G. Harker	19,100	(6)	792,841	33,150	1,376,057
Peter O. Schultz	17,644	(7)	732,402	33,150	1,376,057

(1)	These amounts are based upon the closing price of our Common Stock on December 31, 2019 ($41.51), the last trading day of the year.

(2)

Amounts reflect unvested performance-based RSUs granted in 2018 and unvested Performance LP Units granted in 2019 and dividend equivalents accrued through December 31, 2019 with respect to such performance-based RSUs and Performance LP Units. The vesting and other material terms of the awards are described in the Compensation Discussion and Analysis under “Long-Term Incentive Plan.” The number of unvested performance-based RSUs and unvested Performance LP Units and related accrued dividend equivalents for all Named Executive Officers is based on the achievement of the maximum performance measures, as the Company achieved maximum performance through December 31, 2019. With respect to all of the Named Executive Officers, 15,897 and 17,253 of such performance-based RSUs and Performance LP Units vest on December 31, 2020 and 2021, respectively, subject to satisfaction of performance criteria.

(3)	Of the time-based restricted shares and Time-Based LP Units reported here, 36,565 vested in January 2020, 32,901 vest in January 2021 and 15,436 vest in January 2022.

(4)	Of the time-based restricted shares and Time-Based LP Units reported here, 10,493 vested in January 2020, 6,562 vest in January 2021 and 3,127 vest in January 2022.

(5)	Of the time-based restricted shares and Time-Based LP Units reported here, 20,349 vested in January 2020, 13,058 vest in January 2021 and 6,363 vest in January 2022.

(6)	Of the time-based restricted shares and Time-Based LP Units reported here, 10,058 vested in January 2020, 6,064 vest in January 2021 and 2,978 vest in January 2022.

(7)	Of the time-based restricted shares and Time-Based LP Units reported here, 9,501 vested in January 2020, 5,760 vest in January 2021 and 2,383 vest in January 2022.

2019 OPTION EXERCISES AND STOCK VESTED

As of December 31, 2019, the Company had no outstanding options to acquire Common Stock. In 2019, performance-based RSUs (inclusive of accrued dividend equivalents related thereto) and time-based restricted shares held by the Named Executive Officers vested as described more fully in the table below.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Peter E. Baccile	39,130	1,340,524
Scott A. Musil	30,467	1,097,267
Johannson L. Yap	41,761	1,414,402
David G. Harker	30,181	1,089,236
Peter O. Schultz	29,879	1,080,756

(1)

The number of shares reported herein were acquired as a result of: (a) the vesting of time-based restricted shares on January 1, 2019 (consisting of 21,129, 12,466, 23,760, 12,180 and 11,878 shares for Messrs. Baccile, Musil, Yap, Harker and Schultz, respectively), the value of which is based on the closing price of our Common Stock on January 2, 2019 ($28.08), the first trading day following the date of vesting of such awards and (b) the vesting of performance-based RSUs granted in 2017 and related accrued dividend equivalents on December 31, 2019 (consisting of 18,001 performance-based RSUs for each Named Executive Officer), the value of which is based on the closing price of our Common Stock on December 31, 2019 ($41.51). The value realized on vesting is before payment of any applicable withholding tax.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreement with Mr. Baccile

In February 2020, the Company entered into a new employment agreement with Mr. Baccile, which replaced his prior employment agreement and provides for a term of employment through December 31, 2024. Mr. Baccile’s new employment agreement provides for a minimum annual base salary of $850,000, which is an increase of $100,000 relative to his base salary under his prior employment agreement. As with his prior employment agreement, under his new employment agreement Mr. Baccile is eligible for annual cash performance bonuses under the Company’s incentive bonus plan, based on the satisfaction of performance goals established by the Company’s Compensation Committee in accordance with the terms of such plan, with a target annual cash bonus of 169% of Mr. Baccile’s annual base salary and a maximum annual cash bonus of 225% of his annual base salary. Mr. Baccile remains entitled to participate in all long-term cash and equity incentive plans generally available to the senior executives of the Company. Beginning in 2021, Mr. Baccile will receive a minimum annual equity award with an aggregate value of no less than $1,715,625. Under his new employment agreement, Mr. Baccile remains entitled to participate in all executive and employee benefit plans and programs of the Company. Mr. Baccile’s new employment agreement also provides for a monthly automobile allowance of $800, which is consistent with his prior employment agreement, and reimbursement of 60% of his brokerage commissions on the sale of his residence located in the State of Connecticut, up to a maximum of $285,000, provided such sale closes on or before December 31, 2020.

Both Mr. Baccile’s prior and new employment agreements provide for certain lump sum payments, post-termination payments and post-termination benefits to Mr. Baccile by the Company in some circumstances in the event of a termination of employment or a change in control. In the “Termination and Change of Control

Payments” table below, we have included calculations of the payments provided for in the identified circumstances of termination and change of control both under Mr. Baccile’s previous employment agreement, which was in effect as of December 31, 2019, and under Mr. Baccile’s new employment agreement assuming such new employment agreement had been in effect as of such date.

In addition to the events of termination of employment identified in the table below, which are contingent upon execution of a release, Mr. Baccile’s new employment agreement provides for payments in the event of his death or disability. Upon death or disability, Mr. Baccile is entitled to (i) his base salary and vacation pay accrued through the date of his death or disability, (ii) his accrued bonus for the fiscal year prior to the year of his death or disability, to the extent not paid, (iii) his unreimbursed business expenses incurred through the date of his death or disability and (iv) any other benefits he may be eligible for under the Company’s plans, policies or practices.

In the event Mr. Baccile’s new employment agreement expires by its terms without renewal, Mr. Baccile is also entitled to (i) his base salary and vacation pay accrued through the date his employment ends, (ii) his accrued bonus for the fiscal year prior to the year of the date the employment period ends, to the extent not paid, (iii) his unreimbursed business expenses incurred through the date the employment period ends, (iv) any other benefits he may be eligible for under the Company’s plans, policies or practices and (v) his regular annual bonus for the fiscal year ending on the date the employment period ends, determined and paid in the ordinary course. He would not be eligible for severance benefits. If the employment agreement expires at the end of its term, Mr. Baccile will continue to vest in his time-based and performance-based equity awards following his termination, provided that he complies with certain restrictive covenants.

Mr. Baccile’s new employment agreement also contains important non-financial provisions that apply in the event of a termination of employment or a change in control. Mr. Baccile has agreed to a two-year covenant not to compete, solicit customers or solicit Company employees after his termination. His new employment agreement does not provide for a gross-up payment in the event of any excise tax obligation.

Change in Control Policy

The Company has adopted a change in control policy applicable to certain executive officers (the “Change in Control Policy”), which provides for specified severance payable to select executive officers, including the Named Executive Officers, other than the Company’s Chief Executive Officer, if such person’s employment with the Company is terminated without cause or by the employee for good reason during the period beginning four months prior to, and ending 18 months following, a change in control of the Company.

If a Named Executive Officer is eligible for the severance described above and executes a release in the form specified by the Change in Control Policy, such benefits, contingent upon execution of a release, would include: (i) within 45 days from the date of termination, a lump sum cash payment equal to 200% of the sum of (A) the Named Executive Officer’s highest annual rate of base salary over the last 12 months and (B) the average annual bonus paid to the Named Executive Officer for the immediately preceding two fiscal years prior to the year in which the termination occurs (“Bonus Amount”), (ii) a cash payment equal to the greater of the Named Executive Officer’s target annual bonus or the Bonus Amount pro-rated based on the number of days the Named Executive Officer was employed by the Company during the fiscal year in which the date of termination occurred (less the amount of the annual bonus previously paid to the Named Executive Officer for such fiscal year, if any) and (iii) for 12 months following the date of termination, group medical, life and disability coverage for the Named Executive Officer and his or her eligible dependents, under the terms prevailing at the time of termination, and at the cost paid by similarly situated executives, or if continuation of such coverage is not possible, a cash payment in an amount, on an after-tax basis and paid quarterly, equal to the Company’s cost of providing such benefits.

Eligibility for benefits under the Change in Control Policy are conditioned upon compliance with non-compete, non-solicitation, non-disparagement and non-disclosure provisions for a period of one year, depending on the Named Executive Officer, following termination of employment, except as may be otherwise agreed by the Company.

Stock Incentive Plans

Under the 2014 Stock Plan, restricted stock unit awards vest in the event of a change in control. In addition, such Stock Plans empower the Compensation Committee to determine other vesting events in the individual restricted stock unit awards, including vesting events such as involuntary termination of employment without cause and termination due to disability or death. Currently outstanding award agreements provide for accelerated vesting on a termination due to the participant’s disability or death. Assuming that the triggering event occurred on December 31, 2019, each Named Executive Officer would have vested in restricted stock unit awards having the respective values set forth in the table under “Termination and Change in Control Payments” below.

With respect to the Long-Term Performance Awards granted effective January 1, 2018, January 1, 2019 and January 1, 2020, upon the consummation of a change in control of the Company, each grantee would become vested in a number of Long-Term Performance Awards based on the level of achievement of the applicable performance targets through the date of the change in control. In the event of a termination of a grantee’s employment due to death or disability, the grantee would become vested in a number of Long-Term Performance Awards based on the level of achievement of the applicable performance targets through the date of death or disability, provided that, solely with respect to any Long-Term Performance Awards granted effective January 1, 2018 and January 1, 2019, the grantee would only become vested in a pro-rata portion of such Long-Term Performance Awards. In the event of termination of a grantee’s employment due to retirement, the grantee would retain the Long-Term Performance Awards granted effective January 1, 2020 and such Long-Term Performance Award would vest, at the end of the original performance period, based on the level of achievement of the relevant performance targets through the end of such performance period, and the grantee would become vested in a pro rata portion of the Long-Term Performance Awards granted in 2018 and 2019 based on the level of achievement of the relevant performance targets through the end of the original performance period.

With respect to the Long-Term Time-Based Awards granted effective January 1, 2020, upon the consummation of a change in control of the Company, each grantee of a Long-Term Time-Based Award would become fully vested in any unvested portion of the award. In the event of a termination of a grantee’s employment due to death, disability or retirement, the grantee would become fully vested in any unvested portion of the award.

Life Insurance

In addition to the events of termination of employment identified in the following table and above, each Named Executive Officer is covered by a Company-provided life insurance policy generally available to the Company’s employees. Such policy would entitle the respective Named Executive Officer’s beneficiary to a payment of $400,000 in the event of such Named Executive Officer’s death.

Termination and Change of Control Payments

The following table includes estimated payments owed and benefits required to be provided to our Named Executive Officers under the employment agreements and Stock Plans described above, exclusive of benefits available on a non-discriminatory basis generally, in each case assuming that the triggering event described in the table occurred on December 31, 2019.

Name	Triggering Event	Severance ($)	Accelerated Equity Awards ($)(1)	Medical Insurance Premiums ($)(2)
Peter E. Baccile	Change of Control(3)	—	4,888,003	—
	Termination following Change in Control	6,866,250	—	30,410
	Termination without cause(4)	5,857,500	—	30,410
	Death or Disability(6)	—	4,194,700	—
Scott A. Musil(5)	Change of Control(3)	—	2,201,476	—
	Termination without Cause	—	—	—
	Death or Disability(6)	—	1,508,691	—
Johannson L. Yap(5)	Change of Control(3)	—	3,014,574	—
	Termination without Cause	—	—	—
	Death or Disability(6)	—	2,321,789
David G. Harker(5)	Change of Control(3)	—	2,156,562	—
	Termination without Cause	—	—	—
	Death or Disability(6)	—	1,463,777	—
Peter O. Schultz(5)	Change of Control(3)	—	2,096,124	—
	Termination without Cause	—	—	—
	Death or Disability(6)	—	1,402,820	—

(1)

For purposes of estimating the value of awards which vest, the Company has assumed a price per share of $41.51, which was the closing price of our Common Stock on December 31, 2019, the last trading day of the year.

(2)

Amount reflects 24 months of continued family coverage under our group health plan at active employee rates and is calculated using the monthly premium rate for 2020, less the current minimum contribution required by Mr. Baccile.

(3)

Upon a change of control of the Company, the vesting of time-based restricted shares and Time-Based LP Units held by the officer will accelerate, and the performance-based RSUs and Performance LP Units will vest based on the level of achievement of the applicable performance targets through the date of the change of control. The amounts reflected in this table for the unvested performance-based awards are based on the actual level of achievement of the applicable performance targets of 98.2% and 100%, respectively, and include accrued dividend equivalents through December 31, 2019.

(4)

Includes constructive discharge under the terms of Mr. Baccile’s prior employment agreement. Actual payments to Mr. Baccile may be less in value as a result of the Code Section 280G cutback provision contained in such employment agreement.

(5)

None of Messrs. Musil, Yap, Harker or Schultz was a party to an employment agreement with the Company as of December 31, 2019. As such, the amounts disclosed in this table relate only to equity awards granted to Messrs. Musil, Yap, Harker and Schultz under the 2014 Stock Plan.

(6)

On a termination due to death or disability the Named Executive Officers are entitled to accelerated vesting of time-based restricted shares and Time-Based LP Units and prorated vesting of performance-based RSUs and Performance LP Units based on attainment of performance metrics through the date of death or disability. Through December 31, 2019, the Company achieved 98.2% and 100% of the performance metrics related to such awards granted in 2018 and 2019, respectively.

The following table includes estimated payments owed and benefits required to be provided to our Named Executive Officers under the Stock Plans, Mr. Baccile’s new employment agreement, and the Change in Control Policy adopted in 2020, exclusive of benefits available on a non-discriminatory basis generally, and in each case assuming that the triggering event described in the table occurred on December 31, 2019 and that the new employment agreement, increases in the other Named Executive Officer’s salaries and Change in Control Policy had been in effect as of such date.

Name	Triggering Event	Severance ($)	Accelerated Equity Awards ($)(1)	Medical Insurance Premiums ($)(2)
Peter E. Baccile	Change of Control(3)	—	4,888,003	—
	Termination following Change in Control	9,461,250	—	30,410
	Termination without Cause(4)	6,915,000	—	30,410
	Death or Disability(5)	—	4,194,700	—
Scott A. Musil	Change of Control(3)	—	2,201,476	—
	Termination following Change in Control(6)	1,888,600	—	15,205
	Termination without Cause	—	—	—
	Death or Disability(5)	—	1,508,691	—
Johannson L. Yap	Change of Control(3)	—	3,014,574	—
	Termination following Change in Control(6)	3,192,280	—	15,205
	Termination without Cause	—	—	—
	Death or Disability(5)	—	2,321,789	—
David G. Harker	Change of Control(3)	—	2,156,562	—
	Termination following Change in Control(6)	1,842,400	—	15,205
	Termination without Cause	—	—	—
	Death or Disability(5)	—	1,463,777	—
Peter O. Schultz	Change of Control(3)	—	2,096,124	—
	Termination following Change in Control(6)	1,787,500	—	11,160
	Termination without Cause	—	—	—
	Death or Disability(5)	—	1,402,820	—

(1)

For purposes of estimating the value of awards which vest, the Company has assumed a price per share of $41.51, which was the closing price of our Common Stock on December 31, 2019, the last trading day of the year.

(2)

Pursuant to Mr. Baccile’s employment agreement, amount reflects 24 months of continued family coverage, and pursuant to the Change in Control Policy with respect to Messrs. Musil, Yap, Harker and Schultz, amounts reflect 12 months of the current coverage for the applicable Named Executive Officer, under our group health plan at active employee rates. Amounts are calculated using the monthly premium rate for 2020, less the current minimum contribution required by each Named Executive Officer.

(3)

Upon a change of control of the Company, the vesting of time-based restricted shares and Time-Based LP Units held by the officer will accelerate, and performance-based RSUs and Performance LP Units will vest based on the level of achievement of the applicable performance targets through the date of the change of control. The amounts reflected in this table for the unvested performance-based awards are based on the actual level of achievement of the applicable performance targets of 98.2% and 100%, respectively, and include accrued dividend equivalents through December 31, 2019.

(4)

Includes resignation for good reason under the terms of Mr. Baccile’s new employment agreement. Actual payments to Mr. Baccile may be less in value as a result of the Code Section 280G cutback provision contained in such employment agreement.

(5)

On a termination due to death or disability, the Named Executive Officers are entitled to accelerated vesting of time-based restricted shares and Time-Based LP Units and prorated vesting of performance-based RSUs and Performance LP Units based on attainment of performance metrics through the date of death or disability. Through December 31, 2019, the Company achieved 98.2% and 100% of the performance metrics related to such awards granted in 2018 and 2019, respectively.

(6)

Messrs. Musil, Yap, Harker and Schultz are eligible for severance benefits following a qualifying termination in connection with a change in control of the Company under the Change in Control Policy. Actual payments to the officers may be less in value as a result of the Code Section 280G cutback provision contained in such Change in Control Policy.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2019, Ms. Olsen, Mr. Sharpe and Mr. Tyler, who served as the Company’s interim Chief Executive Officer from October 22, 2008 until January 9, 2009, served on the Compensation Committee. Except for Ms. Olsen’s, Mr. Tyler’s and Mr. Sharpe’s services as directors, none of Ms. Olsen, Mr. Sharpe or Mr. Tyler had any other business relationship or affiliation with the Company in 2019 requiring disclosure by the Company under Item 404 of Regulation S-K.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Transactions involving the Company and its executive officers and directors that are reportable under Item 404(a) of Regulation S-K are required by the Company’s written policies to be reported to and approved by the Nominating/Corporate Governance Committee of the Board of Directors. The Nominating/Corporate Governance Committee addresses such transactions on a case-by-case basis, after considering the relevant facts and circumstances.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reports that it has: (i) reviewed and discussed the Company’s audited financial statements with management; (ii) discussed with the independent registered public accounting firm the matters (such as the quality of the Company’s accounting principles and internal controls) required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees; and (iii) received written confirmation from PricewaterhouseCoopers LLP that it is independent and written disclosures as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with PricewaterhouseCoopers LLP its independence. Based on the review and discussions referred to in items (i) through (iii) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report for the Company’s fiscal year ended December 31, 2019.

Submitted by the Audit Committee:

H. Patrick Hackett, Jr., Committee Chair

Denise A. Olsen

John Rau

L. Peter Sharpe

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table presents information concerning the ownership of Common Stock of the Company and limited partnership units (“Units”) of First Industrial, L.P. (which generally are redeemable for Common Stock on a one-for-one basis or cash at the option of the Company) by:

•	all directors and nominees named in this Proxy Statement (the “named directors”);

•	all Named Executive Officers identified in the Summary Compensation Table;

•	all named directors and nominees and Named Executive Officers of the Company as a group; and

•	persons and entities known to the Company to be beneficial owners of more than 5% of the Company’s Common Stock.

The information is presented as of the Record Date, unless otherwise indicated, and is based on representations of officers, directors and nominees of the Company and filings received by the Company on Schedule 13G under the Exchange Act. As of the Record Date, there were 127,194,462 shares of Common Stock and 2,719,943 Units outstanding.

	Common Stock/Units Beneficially Owned
Names and Addresses of 5% Stockholders	Number	Percent of Class
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10022	19,242,418	15.13%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	19,139,575	15.05%
SSGA Funds Management, Inc.(3) One Lincoln Street Boston, MA 02111	7,039,230	5.53%
Names and Addresses of Directors, Officers and Nominees*

Peter E. Baccile(4)	148,262	*

Bruce W. Duncan(5)	508,525	*

Matthew S. Dominski(5)	33,850	*

H. Patrick Hackett, Jr.(5)	39,623	*

Denise A. Olsen(5)	4,213	*

John Rau(6)	64,342	*

L. Peter Sharpe(6)	66,950	*

W. Ed Tyler(5)	99,182	*

Scott A. Musil(7)	116,741	*

Johannson L. Yap(8)	294,341	*

David G. Harker(9)	148,242	*

Peter O. Schultz(10)	121,145	*

Teresa Bryce Bazemore	0	*

All named directors, executive officers and nominees as a group (13 persons)(11)	1,645,416	1.29%

*	The business address for each of the directors and Executive Officers of the Company is One North Wacker Drive, Suite 4200, Chicago, Illinois 60606.

**	Less than 1%

(1)	Pursuant to a Schedule 13G/A filed February 4, 2020 of Blackrock, Inc. (“Blackrock”). Blackrock has the sole power to vote 18,373,386 shares and sole power to dispose of all 19,242,418 shares.

(2)

Pursuant to a Schedule 13G/A filed February 11, 2020 of The Vanguard Group (“Vanguard Group”). Of the shares reported, Vanguard Group has the sole power to vote 283,894 shares, the shared power to vote 141,216 shares, the sole power to dispose of 18,863,365 shares and the shared power to dispose of 276,210 shares.

(3)

Pursuant to a Schedule 13G filed February 13, 2020 of SSGA Funds Management, Inc., State Street Global Advisors Limited (UK), State Street Global Advisors Ltd (Canada), State Street Global Advisors, Australia Limited, State Street Global Advisors (Japan) Co., Ltd., State Street Global Advisors Singapore Ltd., State Street Global Advisors Ireland Limited and State Street Global Advisors Trust Company (collectively, “SSGA”). SSGA has the shared power to vote 5,763,087 shares and the shared power to dispose of 7,039,230 shares.

(4)	Includes 17,465 shares of restricted Common Stock, 80,438 Time-Based LP Units and 15,436 Units, in each case issued under the 2014 Stock Plan.

(5)	Includes 2,046 Time-Based LP Units issued under the 2014 Stock Plan.

(6)	Includes 2,046 shares of restricted Common Stock issued under the 2014 Stock Plan.

(7)	Includes 3,435 shares of restricted Common Stock, 16,685 Time-Based LP Units and 3,127 Units, in each case issued under the 2014 Stock Plan.

(8)	Includes 1,680 Units. Also includes 6,695 shares of restricted Common Stock, 32,289 Time-Based LP Units and 6,363 Units, in each case issued under the 2014 Stock Plan.

(9)	Includes 3,086 shares of restricted Common Stock, 16,183 Time-Based LP Units and 2,978 Units, in each case issued under the 2014 Stock Plan.

(10)	Includes 3,377 shares of restricted Common Stock, 14,750 Time-Based LP Units and 2,383 Units, in each case issued under the 2014 Stock Plan.

(11)	Includes 1,680 Units. Also includes 38,150 shares of restricted Common Stock, 170,575 Time-Based LP Units and 30,287 Units, in each case issued under the 2014 Stock Plan.

PROPOSAL 2

AMENDMENT TO 2014 STOCK INCENTIVE PLAN

PROPOSAL

At the Annual Meeting, our stockholders will be asked to approve an amendment to our 2014 Stock Incentive Plan (“2014 Stock Plan”) that would increase the total number of shares of our Common Stock reserved for issuance under the plan by 2,750,000 shares (the “Plan Amendment”).

BACKGROUND

The Plan Amendment, which would provide for 2,750,000 additional shares reserved for issuance under the 2014 Stock Plan, was approved by our Board of Directors on February 27, 2020, subject to stockholder approval of this proposal at the Annual Meeting. A copy of the Plan Amendment is attached hereto as Appendix A. Of the original 3,600,000 shares available for issuance under the 2014 Stock Plan, there are approximately 551,520 shares remaining for issuance under the 2014 Stock Plan. The Plan Amendment is intended to provide continued flexibility to the Company in its ability to motivate, attract, and retain the services of directors, officers, and employees upon whose judgement, interest, and talents are integral in successfully conducting the Company’s operations. The Company has historically been prudent in its usage of shares available for issuance under the 2014 Stock Plan, as described further below under “Grant Practices and Key Data”. Furthermore, the Plan Amendment represents the first time since 2014 the Company has asked that stockholders approve an increase to the number of shares reserved for issuance as equity compensation, and we expect these additional shares to cover our needs for years to come, assuming no strategic transactions or similar acquisitions that increase the size of our organization and the number of our equity-eligible employees.

Adoption of this proposal requires the affirmative vote of a majority of the shares of the Common Stock represented, in person by attending the Annual Meeting via webcast or by proxy, and entitled to vote on the matter at the Annual Meeting. If the Plan Amendment is not approved by our stockholders at the Annual Meeting, it will not be adopted and the Company will continue to operate under the 2014 Stock Plan until no more shares remain available for issuance, at which time the Company believes that higher cash compensation may be required to attract and retain key employees and other individuals, which would reduce alignment with stockholder interests.

Our Board of Directors unanimously recommends that our stockholders vote “FOR” approval of the Plan Amendment.

GRANT PRACTICES AND KEY DATA

Burn rate, which is a measure of share utilization rate in equity compensation plans, is an important factor for investors concerned about shareholder dilution. Burn rate is defined as the gross number of equity-based awards granted during a calendar year divided by the weighted average number of shares of common stock outstanding during the year. We have also provided an adjusted burn rate counting full-value awards as 2.5 shares of Common Stock when calculating the burn rate. Our Board of Directors believes that our current three-year average burn rate for the period ended December 31, 2019 of 0.35% (or 0.89% adjusted burn rate) compares favorably to the Institutional Shareholder Services (“ISS”) recommended burn rate benchmark of 2.92% for Russell 3000 (excluding S&P 500) Real Estate applicable to meetings occurring on or after February 1, 2020, as set forth in the Appendix to the ISS report titled “United States Equity Compensation Plans Frequently Asked Questions” updated December 6, 2019.

Our equity-based compensation model results in a “burn rate” as indicated in the chart below.

First Industrial Burn Rate
	2017	2018	2019
Full value awards (FV):	471,744	406,347	424,787
Adjusted FV (after 2.5x multiplier):	1,179,360	1,015,868	1,061,968
Weighted Average Common Shares Outstanding (Basic):	118,272,000	123,804,000	126,392,000
Unadjusted burn rate:	0.40%	0.33%	0.34%
Adjusted Burn Rate:	1.00%	0.82%	0.84%
3 Year Average Burn Rate		0.35%
3 Year Average Adjusted Burn Rate:		0.89%
Burn Rate as a % of ISS Benchmark:		30%

Overhang is a commonly used measure to assess the dilutive impact of equity programs such as the 2014 Stock Plan. Overhang shows how much existing shareholder ownership would be diluted if all outstanding equity-based awards plus all remaining shares available for equity-based awards were introduced into the market. Overhang is equal to the number of equity-award shares currently outstanding plus the number of equity-award shares available to be granted, divided by the total shares of Common Stock outstanding at the end of the year. The additional 2,750,000 shares to be authorized for issuance under the 2014 Stock Plan pursuant to the Plan Amendment would bring our aggregate overhang to approximately 3.38%. The table below provides updated overhang data as of the Record Date:

(A) New Shares available under the 2014 Stock Plan per the Plan Amendment	2,750,000
(B) Shares underlying outstanding awards(1)	996,834
(C) Shares remaining available under the 2014 Stock Plan	551,520
(D) Total shares authorized for or outstanding under awards (A+B+C)	4,298,354
(E) Total shares outstanding	127,194,462
(F) Overhang (D/E)	3.38%
(1)

Includes 256,093 Performance Units, 74,631 restricted stock units subject to time-based vesting, 186,931 Time-Based LP Units and 479,179 Performance LP Units. Excludes 136,255 shares of restricted stock, as such restricted stock is already reflected in the total outstanding shares of Common Stock.

2014 STOCK PLAN HIGHLIGHTS

The 2014 Stock Plan was adopted by the Board of Directors on March 11, 2014 and approved by our stockholders on May 7, 2014 at the 2014 Annual Meeting of Stockholders. Effective December 1, 2018, the 2014 Stock Plan was amended to permit the issuance of awards under the plan in the form of “LP Units” that, as discussed further on page 19 of this Proxy Statement, are a class of partnership interest of our operating partnership, First Industrial, L.P. (the “Operating Partnership”), that is structured as a “profits interest” for U.S. federal income tax purposes and that convert into “common units” of partnership interest in the Operating Partnership upon the occurrence of certain events.

The 2014 Stock Plan implemented numerous best-practice enhancements to the Company’s corporate governance practices with respect to equity compensation, certain of which are described in the following table:

Multiple Award Types

The 2014 Stock Plan permits the issuance of restricted stock awards, restricted stock units, LP Units, stock options and other types of equity and cash incentive grants, subject to the share limits of the plan. This breadth of award types enables the plan administrator to tailor awards in light of the accounting, tax and other standards applicable at the time of grant. Historically, these standards have changed over time.

Independent Oversight	The 2014 Stock Plan is administered by the Compensation Committee, which is comprised entirely of independent members of the Board of Directors.

No Evergreen Feature	The number of authorized shares under the 2014 Stock Plan is fixed, with adjustments for certain corporate transactions and for forfeited shares.

Repricing Prohibited

Repricing of options and stock appreciation rights (“SARs”) generally is prohibited under the 2014 Stock Plan without prior stockholder approval, with customary exceptions for stock dividends or splits, reorganizations, recapitalizations and similar events.

Discount Stock Options and SARs Prohibited	All options and SARs granted under the 2014 Stock Plan must have an exercise price equal to or greater than the fair market value of Common Stock on the date the option or SAR is granted.

Minimum Vesting Period for Time-Based Awards

There generally is a minimum three-year vesting period for awards granted to employees under the 2014 Stock Plan that vest based solely on the completion of a specified period of service, unless the Compensation Committee determines otherwise.

Clawback Policy Implementation	All awards under the 2014 Stock Plan will be subject to any applicable Company clawback policy in effect from time to time.

SUMMARY OF THE 2014 STOCK INCENTIVE PLAN, AS AMENDED

The following description of certain features of the 2014 Stock Plan (as it would be amended as contemplated by the Plan Amendment) is intended to be a summary only. Except for the increase in authorized shares resulting from the proposed Plan Amendment, no other changes are being made to the 2014 Stock Plan.

General. The purpose of the 2014 Stock Incentive Plan is to encourage and enable the officers, employees and directors of, and service providers to, the Company, upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business, to acquire a proprietary interest in the Company. As of the Record Date, approximately 115 employees and all directors of the Company are eligible to participate in the 2014 Stock Incentive Plan.

The 2014 Stock Incentive Plan provides for the grant of incentive stock options, within the meaning of Code Section 422, to employees of the Company and for the grant of restricted stock awards, restricted stock units, LP Units, nonstatutory stock options, stock appreciation rights, performance share awards and dividend equivalents to officers, employees and directors of, and service providers to, the Company. 3,600,000 shares of Common Stock were originally reserved for issuance under the 2014 Stock Plan (with approximately 551,520 remaining as of the Record Date) and the Board of Directors has authorized, subject to stockholder approval, an additional 2,750,000 shares of Common Stock be reserved for issuance under the 2014 Stock Incentive Plan.

The following additional limits apply to awards under the 2014 Stock Plan with respect to members of the Board of Directors:

•	The maximum number of shares that may be covered by options or SARs that are granted to any one director during any calendar year is 100,000 shares.

•	The maximum number of shares that may be covered by stock awards other than options and SARs that are granted to any one director during any calendar year is 100,000 shares.

To the extent permitted pursuant to applicable law, in the event of any reorganization, recapitalization, reclassification, split-up or consolidation of shares of stock, separation (including a spin-off), stock split, dividend on shares of stock payable in capital stock, extraordinary cash dividend, combination or exchange of shares or other similar change in capitalization of the Company, or a merger or consolidation of the Company or sale by the Company of all or a portion of its assets or other similar event, appropriate adjustments will be made to the shares, including the number thereof, subject to the 2014 Stock Plan and to any outstanding awards. Shares of Common Stock underlying any awards that are forfeited, canceled, reacquired by the Company, satisfied without the issuance of Common Stock or otherwise terminated (other than by exercise) will be added back to the shares of Common Stock available for issuance under the 2014 Stock Plan.

Administration. The 2014 Stock Plan is administered by the Compensation Committee. Subject to the provisions of the 2014 Stock Plan, the Compensation Committee determines the persons to whom grants of awards are to be made, the number of shares to be covered by each grant and all other terms and conditions of the grant. If an option is granted, the Compensation Committee determines whether the option is an incentive stock option or a nonstatutory stock option, the option’s term, vesting and exercisability, and the other terms and conditions of the grant. The Compensation Committee also determines the terms and conditions of SAR awards, restricted stock awards, restricted stock unit awards, LP Unit awards, performance share awards and dividend equivalents. The Compensation Committee has the responsibility to interpret the 2014 Stock Plan and to make determinations with respect to all awards granted under the 2014 Stock Incentive Plan. All determinations of the Compensation Committee are binding on all persons, including the Company and plan participants and other beneficiaries under the 2014 Stock Plan. The costs and expenses of administering the 2014 Stock Plan are borne by the Company.

Eligibility. Participants in the 2014 Stock Plan are directors and the full and part-time officers and other employees of, and service providers to, the Company who are responsible for or contribute to the management, growth or profitability of the Company, and who are selected from time to time by the Compensation Committee, in its sole discretion.

Terms and Conditions of Option Grants. Each option granted under the 2014 Stock Plan is evidenced by a written agreement in a form that the Compensation Committee may from time to time approve, is subject to the terms and conditions of the 2014 Stock Plan and may contain such additional terms and conditions, not inconsistent with the terms of the 2014 Stock Plan, as may be determined by the Compensation Committee. The per share exercise price of an option may not be less than 100% of the fair market value of a share of Common Stock on the date of the option’s grant and the term of any option will expire no later than the 10th anniversary of the date of the option’s grant. In addition, the per share exercise price of any incentive stock option granted to a person who at the time of the grant owns stock possessing more than 10% of the total combined voting power or value of all classes of stock of the Company must be at least 110% of the fair market value of a share of the Common Stock on the date of grant and the option must expire no later than five years after the date of its grant. Generally, options may be exercised by the payment by the optionee or the optionee’s broker of the exercise price in cash, certified check or wire transfer, through a net exercise or, subject to the approval of the Compensation Committee, through the tender of shares of the Common Stock owned by the optionee having a fair market value not less than the exercise price. Options granted under the 2014 Stock Plan become exercisable at such times as may be specified by the Compensation Committee, subject to various limitations on exercisability in the event the optionee’s employment or service with the Company terminates. Options are generally nontransferable by the optionee other than by will or by the laws of descent and distribution and are exercisable during the optionee’s lifetime only by the optionee, except that non-qualified options may be transferred to one or more members of the optionee’s immediate family, to certain entities for the benefit of the optionee’s immediate family members or pursuant to a certified domestic relations order.

Terms and Conditions of Other Awards. Each SAR award, restricted stock award, restricted stock unit award, LP Unit award and performance share award made under the 2014 Stock Plan will be evidenced by a written agreement in a form and containing such terms, restrictions and conditions as may be determined by the Compensation Committee, consistent with the requirements of the 2014 Stock Plan. A SAR may be granted separately or in conjunction with the grant of an option, and must be exercised within 10 years after the SAR is granted.

The Compensation Committee may, in its sole discretion, provide for the exclusion of the effects of the following items, to the extent identified in the audited financial statements of the Company, including footnotes, or in the Management’s Discussion and Analysis section of the Company’s annual report: (1) extraordinary, unusual and/or nonrecurring items of gain or loss; (2) gains or losses on the disposition of a business; (3) changes in tax or accounting principles, regulations or laws; or (4) mergers or acquisitions.

SAR awards, restricted stock awards, restricted stock unit awards, LP Unit awards, performance share awards and dividend equivalents are generally nontransferable, except that SARs may be transferred pursuant to a certified domestic relations order and may be exercised by the executor, administrator or personal representative of a deceased participant within six months of the death of the participant.

Change of Control. In general, upon the occurrence of a “Change of Control” (as defined in the 2014 Stock Incentive Plan), options and SARs automatically would become fully exercisable and restrictions and conditions on restricted stock awards, restricted stock unit awards, LP Unit awards, performance share awards and dividend equivalents automatically would be deemed waived.

Amendment and Termination of the 2014 Stock Plan. The Board of Directors may at any time amend or discontinue the 2014 Stock Plan and the Compensation Committee may at any time amend or cancel any outstanding award, but no such action may adversely affect rights under any outstanding award without the holder’s consent. Except in the event of changes in the capitalization of the Company or other similar events, no amendment to any outstanding award under the 2014 Stock Plan may, without stockholder approval, (1) materially increase the benefits to participants; (2) materially increase the number of shares of Common Stock available under the plan; or (3) materially modify the requirements for participating in the plan.

Clawback Policy. All awards, amounts and benefits received under the 2014 Stock Incentive Plan are subject to potential cancellation, recoupment, rescission, payback or other similar action in accordance with the terms of any applicable Company clawback policy or any applicable law.

Indemnification. Each member of the Compensation Committee and the Board of Directors and each Company employee delegated authority under the 2014 Stock Plan is indemnified and held harmless by the

Company against and from any losses incurred in connection with any claim, action, suit or proceeding to which he or she is involved by reason of his or her actions or omissions under the 2014 Stock Plan. The Company is generally provided an opportunity to handle and defend the claim before the indemnified party undertakes to handle it on his or her own behalf.

SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion generally summarizes the principal U.S. federal income tax consequences of awards granted under the 2014 Stock Plan. This discussion is based on current provisions of the Code, the regulations promulgated thereunder and administrative and judicial interpretations thereof as in effect on the date hereof. This summary does not constitute legal or tax advice and does not address municipal, state or foreign income tax consequences.

Stock Options. In general, the grant of an option will not be a taxable event to the recipient and it will not result in a deduction to the Company. The tax consequences associated with the exercise of an option and the subsequent disposition of shares of Common Stock acquired on the exercise of such option depend on whether the option is an incentive stock option or a nonqualified stock option.

Upon the exercise of a nonqualified stock option, the participant will recognize ordinary taxable income equal to the excess of the fair market value of the shares of Common Stock received upon exercise over the exercise price. The Company will be able to claim a deduction in an equivalent amount. Any gain or loss upon a subsequent sale or exchange of the shares of Common Stock will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of Common Stock.

A participant will not recognize ordinary taxable income at the time of exercise of an incentive stock option and no deduction will be available to the Company, provided the option is exercised while the participant is an employee or within three months following termination of employment (longer, in the case of termination of employment by reason of disability or death). If an incentive stock option granted under the 2014 Stock Incentive Plan is exercised after these periods, the exercise will be treated for federal income tax purposes as the exercise of a nonqualified stock option. Also, an incentive stock option granted under the 2014 Stock Incentive Plan will be treated as a nonqualified stock option to the extent it (together with any other incentive stock options granted under other plans of the Company and/or its affiliates) first becomes exercisable in any calendar year for shares of Common Stock having a fair market value, determined as of the date of grant, in excess of $100,000.

Although the exercise of an incentive stock option as described above would not produce ordinary taxable income to the participant, it would result in an increase in the participant’s alternative minimum taxable income and may result in an alternative minimum tax liability.

If shares of Common Stock acquired upon exercise of an incentive stock option are sold or exchanged more than one year after the date of exercise and more than two years after the date of grant of the option, any gain or loss will be long-term capital gain or loss. If shares of Common Stock acquired upon exercise of an incentive stock option are disposed of prior to the expiration of either of these holding periods (a “Disqualifying Disposition”), the participant will recognize ordinary income at the time of disposition, and the Company will be able to claim a deduction, in an amount equal to the excess of the fair market value of the shares of Common Stock at the date of exercise over the exercise price. Any additional gain will be treated as capital gain, long-term or short-term, depending on how long the shares of Common Stock have been held. Where shares of Common Stock are sold or exchanged in a Disqualifying Disposition (other than certain related party transactions) for an amount less than their fair market value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long-term or short-term capital loss, depending on how long the shares of Common Stock have been held.

Restricted Stock. In general, a participant who receives shares of restricted stock will recognize ordinary income at the time the restrictions lapse. The amount of ordinary income so recognized will be the fair market value of the Common Stock at the time the income is recognized, determined without regard to any restrictions other than restrictions that by their terms will never lapse. This amount is deductible for federal income tax purposes by the Company. Dividends paid with respect to unvested restricted stock will be ordinary compensation income to the participant (and deductible by the Company). Any gain or loss upon a subsequent sale or exchange of the shares of Common Stock, measured by the difference between the sale price and the fair market value on the date restrictions lapse, will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of Common Stock. The holding period for this purpose will begin on the date following the date restrictions lapse.

In lieu of the treatment described above, a participant may elect immediate recognition of income under Code Section 83(b). In such event, the participant will recognize as income the fair market value of the restricted stock at the time of grant (determined without regard to any restrictions other than restrictions that by their terms will never lapse), and the Company will be entitled to a corresponding deduction. Dividends paid with respect to shares as to which a proper Code Section 83(b) election has been made will not be deductible to the Company. If a Code Section 83(b) election is made and the restricted stock is subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.

Restricted Stock Units. In general, the grant of restricted stock units will not be a taxable event to the recipient and it will not result in a deduction to the Company. When the restrictions applicable to the restricted stock units lapse, and the awards are settled, a participant will recognize ordinary income at that time. The amount of ordinary income so recognized will be the fair market value of the Common Stock at the time the income is recognized, determined without regard to any restrictions other than restrictions that by their terms will never lapse. This amount is deductible for federal income tax purposes by the Company. Any gain or loss upon a subsequent sale or exchange of the shares of Common Stock, measured by the difference between the sale price and the fair market value on the date restrictions lapse, will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of Common Stock. The holding period for this purpose will begin on the date following the date restrictions lapse.

LP Units. LP Units are intended to meet the requirements of certain Internal Revenue Service (the “Service”) “safe harbor” revenue procedures with respect to “profits interests,” although such treatment cannot be assured. In addition to requiring the LP Units to have no “liquidation value” at the time of grant, the safe harbor requirements include, but are not limited to, that the LP Unit (i) not be disposed of or transferred by the recipient within two years of grant, (ii) not be issued by a publicly traded partnership and (iii) not relate to a substantially certain and predictable stream of income from partnership assets. Assuming the LP Units meet the safe harbor requirements, LP Units may be valued at the time of award using a “liquidation value” approach and the making of, or failure to make, an election under Code Section 83(b) in respect of such LP Units would not affect the tax treatment of the LP Units. Because LP Units are entitled to the balance of their book capital account only on a liquidation of the Operating Partnership and, at the time an LP Unit is awarded, such balance is $0 (plus any capital contribution made in connection with the grant of such LP Units, if any), for tax purposes the liquidation value of an LP Unit at the time of issuance would be $0.

If the LP Units meet the profits interest safe harbor requirements, a recipient of such LP Units generally will not recognize taxable income in connection with either the issuance or the vesting of LP Units. Upon the disposition of safe harbored LP Units held for more than three years, a recipient generally will recognize long-term capital gain or loss equal to the difference between (i) the amount realized in the transaction (which shall include the reduction, if any, of the recipient’s share of the Operating Partnership’s liabilities resulting from the disposition), and (ii) the recipient’s tax basis in the LP Units being transferred, which shall be adjusted for the Operating Partnership’s income, gain, loss or deduction for the taxable year of disposition.

A conversion of LP Units into common units of the Operating Partnership will not be considered a disposition, and therefore taxable gain or loss would not be recognized upon conversion of LP Units. However, the redemption of common units received upon conversion of LP Units into shares of Common Stock or for cash, respectively, will be considered a taxable disposition.

A recipient of LP Units will be taxed as a limited partner of the Operating Partnership under the tax rules applicable to partnerships generally. Unless otherwise provided in an award agreement, a recipient of LP Units would begin participating in the income, profits and distributions of the Operating Partnership immediately upon issuance of such LP Units, regardless of whether such LP Units are vested and regardless of the book capital account balance associated with such LP Units, and would be taxed on the ordinary income and capital gains of the Operating Partnership. A limited partner’s tax liability (aside from gains from disposing of common units) is generally based on the limited partner’s share of such items, rather than the amount of cash distributions. Distributions generally are not separately taxable unless the distributions in a year exceed the limited partner’s share of Operating Partnership net taxable income and gains and the limited partner’s tax basis in his or her partnership interest (which may include a share of Operating Partnership liabilities).

An LP Unit holder’s ordinary taxable income of the Operating Partnership generally will be based on the sharing percentage established for such LP Units, whether or not the Operating Partnership makes distributions. Generally, a non-corporate taxpayer is eligible for up to a 20% deduction against such non-corporate taxpayer’s “qualified business income” from pass-through entities, including partnerships such as the Operating Partnership, for taxable years beginning after December 31, 2017 and before January 1, 2026. While the Operating Partnership’s operating income is expected to include a significant amount of “qualified business income,” there are no assurances as to the amount of the Operating Partnership’s operating income that will so qualify, or whether any operating income will qualify. Furthermore, there are complicated rules governing the deduction, which could significantly limit the actual amount of the deduction. In particular, the amount of the deduction may be limited based on the Operating Partnership’s “W-2 wages” and/or the basis of certain depreciable property held by the Operating Partnership. A similar 20% deduction (but without these limitations) applies to “qualified REIT dividends” (generally ordinary dividends). To the extent the Operating Partnership holds a portion of its assets through subsidiary REITs, a portion of the Operating Partnership’s income may qualify for the 20% deduction regardless of the limitations.

As a REIT, the Company is required to distribute at least 90% of its taxable ordinary income each year to its stockholders and currently expects to distribute at least 100% of its taxable ordinary income each year. Since limited partners receive distributions from the Operating Partnership on a per common unit basis in the same amount as distributions stockholders receive from the Company on a per share basis, an LP Unit holder should generally expect to receive cash distributions (and allocations of ordinary income) each year that the Company has taxable ordinary income for such year and except to the extent the Company is permitted (and elects) to satisfy its distribution requirement utilizing a taxable stock dividend. However, there are differences in the manner in which the taxable ordinary income is calculated for the Company as compared to the Operating Partnership. As a result, an LP Unit holder should not necessarily expect to receive distributions each year that are equal to or greater than the ordinary income allocated with respect to such LP Units for such year.

Allocations of capital gains of the Operating Partnership are generally allocated to the partners based on prior allocations of book gain or, to the extent of gains occurring between book-up events, in the same manner as ordinary income. An LP Unit holder will generally not be allocated taxable gain associated with appreciation in value occurring prior to the issuance of the LP Units that has not yet been realized. An LP Unit holder generally will be allocated a share of taxable gain associated with appreciation in value occurring subsequent to the issuance of the LP Units, based on the then sharing percentage for such LP Units. However, if (1) a book-up event has occurred in which the LP Unit holder were allocated a disproportionate share of the Operating Partnership’s book gain in order to build the book capital account balance associated with such LP Units and

(2) after the book-up event, the Operating Partnership sells one or more of those booked up assets in a taxable transaction, then the LP Unit holder will be allocated an increased portion of the taxable gain recognized in the transaction to reflect the disproportionate share of the book gain attributable to that asset that was previously allocated to the LP Unit holder. In this event, an LP Unit holder’s share of the taxable gain may exceed the share of cash proceeds that may be distributed to him or her, and it is even possible that such LP Unit holder’s tax liability will exceed the cash distributed. In that event, an LP Unit holder would be required to fund the related tax payments other than from the distributions on the LP Units. Capital gains allocated to an LP Unit holder will generally be taxed at the applicable capital gains rates, although capital gains allocated to carried interest from capital assets held for three years or less will be treated as short-term capital gain, which is taxed at ordinary income rates and is not eligible for the 20% pass through deduction, and capital gain on the sale or disposition of the carried interest itself also will be treated as short term capital gain to the extent the LP Unit holder has not held the interest for more than three years. Capital gains allocated to an LP Unit holder are not eligible for the 20% pass-through deduction that may apply to the Operating Partnership’s operating income.

As noted above, assuming the LP Units meet the “safe harbor” revenue procedures with respect to “profits interests,” LP Units would be permitted to be valued at the time of award using a “liquidation value” approach. In addition, the making of, or failure to make, a Section 83(b) election in respect of such LP Units would not affect the tax treatment of the LP Units under current law. If the Service successfully asserted that the LP Units did not meet all of the safe harbor requirements to qualify as a “profits interest,” then the tax treatment of the LP Units would not be clear and could vary based on whether or not the recipient made a Section 83(b) election in respect of such LP Units. In general, if an individual makes a Section 83(b) election with respect to property that he or she receives in exchange for services that remains subject to a substantial risk of forfeiture (e.g., vesting based on continued employment or a service relationship) and, in the case of a partnership interest, such partnership interest does not qualify as a profits interest under the Service safe harbor, such individual would recognize compensation income at the time of grant in an amount equal to the excess of the value of the property at that time, without taking into account the risk of forfeiture, over the amount such individual paid, if anything, for such property and would not recognize any additional taxable income upon the lapse of the risk of forfeiture (e.g., upon vesting). However, in the event that an individual forfeits the property (e.g., it does not vest), such individual would not be able to recognize a loss in excess of the amount, if any, that he or she paid for such property at the time of grant or otherwise recoup the taxes that he or she paid upon grant based on the full value of such property at that time. If an individual does not make a Section 83(b) election with respect to such property, and such property is not a partnership interest that qualifies as a “profits interest”, then such individual would not recognize taxable income upon the grant of such property, but would recognize taxable income upon the lapse of the risk of forfeiture (e.g., upon vesting) based on the excess of the value of the property at that time over the amount paid, if anything, for such property. If the Service successfully asserted that the LP Units did not meet all of the safe harbor requirements to qualify as a “profits interest,” it is unclear what the value of the LP Units would be upon grant, but this value could be substantially in excess of the liquidation value (i.e., $0) at that time. In addition, regardless of whether a recipient made a Section 83(b) election with respect to his or her LP Units, if the Service successfully challenged the treatment of the LP Units as profits interests, her or she could become subject to additional interest and penalties with respect to any taxes owed in connection with the issuance or vesting, as applicable, of, and distributions on, such LP Units.

Stock Appreciation Rights and Other Awards. In general, with respect to SARs and other awards under the 2014 Stock Incentive Plan not described above, when a participant receives payment with respect to an award granted to him or her under the 2014 Stock Incentive Plan, the amount of cash and the fair market value of any other property received will be ordinary income to such participant and will be allowed as a deduction for federal income tax purposes to the Company.

Payment of Withholding Taxes. The Company may withhold amounts from participants to satisfy withholding tax requirements. Except as otherwise provided by the Compensation Committee, participants may have shares withheld from awards or may tender previously owned shares to the Company to satisfy tax withholding requirements. The shares withheld from awards may only be used to satisfy the minimum statutory withholding obligation.

Special Rules. Certain special rules apply if the exercise price for an option is paid in shares previously owned by the optionee rather than in cash.

Limitation on Deductibility. Code Section 162(m) generally limits the deductible amount of annual compensation paid by a public company to certain “covered employees” (the chief executive officer, chief financial officer and three other most highly compensated executive officers of the Company and those previously considered a covered employee for years following December 31, 2017) to no more than $1 million.

NEW PLAN BENEFITS

Because the grant of awards under the 2014 Stock Incentive Plan, as amended by the Plan Amendment, is within the discretion of the Compensation Committee, and possibly subject to various performance factors which cannot, as yet, be determined, we cannot determine the dollar value or number of awards that will in the future be received by or allocated to any participant in the 2014 Stock Incentive Plan. No individual awards have been granted to any employee, director or service provider under the 2014 Stock Incentive Plan that are contingent on the approval of the Company’s stockholders. For information regarding awards issued to the Company’s named executive officers during 2019, please see the 2019 Grants of Plan-Based Awards table on page 35 of this Proxy Statement.

EQUITY COMPENSATION PLANS

The following table sets forth information regarding the Company’s equity compensation plans as of December 31, 2019.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Further Issuance Under Equity Compensation Plans

Equity Compensation Plans Approved by Security Holders	537,824	$—	1,143,463

Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	537,824	$—	1,143,463

The Board of Directors has approved the Plan Amendment and recommends that the Company’s stockholders vote FOR the approval of the Plan Amendment.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory or non-binding basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules.

The Board of Directors believes that its executive compensation program serves the best interests of the Company’s stockholders by not only attracting and retaining talented, capable individuals, but also providing them with proper incentives linked to performance criteria that are designed to maximize the Company’s overall performance. To this end, the Company’s compensation program consists of a mix of compensation that is intended to compensate the Named Executive Officers for their contributions during the year and to reward them for achievements that lead to increased Company performance and increases in stockholder value. Please refer to “Compensation Discussion and Analysis” for a discussion of the compensation of our Named Executive Officers.

We are asking for stockholder approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules, which disclosures include the disclosures under “Compensation Discussion and Analysis” and the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this Proxy Statement.

This vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and the Compensation Committee value the opinions of the Company’s stockholders and to the extent there is any significant vote against the compensation of our Named Executive Officers as disclosed in this Proxy Statement, we will consider those stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission under ‘Compensation Discussion and Analysis’ and the compensation tables and the narrative discussion following the compensation tables.”

The affirmative vote of the holders of a majority of the votes cast with a quorum present at the Annual Meeting is required for advisory approval of this proposal.

The Board of Directors recommends an advisory vote FOR the approval of the compensation of the Named Executive Officers as disclosed in this Proxy Statement.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The accounting firm of PricewaterhouseCoopers LLP served as the Company’s independent auditors in 2019, and our management believes that they are knowledgeable about our operations and accounting practices and are well qualified to act as our independent registered public accounting firm. Therefore, the Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2020 fiscal year. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Our Charter and Bylaws do not require that our stockholders ratify the appointment of our independent registered certified public accounting firm. We are doing so because we believe it is a matter of good corporate practice. If our stockholders do not ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP but may still retain them. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change in registered certified public accounting firm would be in the best interests of the Company and its stockholders.

FEES

During 2019 and 2018, the aggregate fees for services provided by PricewaterhouseCoopers LLP in the following categories and amounts are:

	2019	2018

Audit Fees(1)	$980,500	$1,134,500
Audit-Related Fees(2)	50,000	40,000
Tax Fees	—	—
All Other Fees(3)	2,943	102,943

Total Fees	$1,033,443	$1,277,443

(1)

Audit Fees consisted primarily of fees for audits of our annual financial statements, the reviews of our quarterly financial statements and other services that are normally provided by the auditor in connection with statutory and regulatory filings. For 2019 and 2018, this includes $0 and $54,000, respectively, for comfort letter procedures and auditor consents.

(2)	Audit-Related Fees consisted of fees related to a joint venture audit.

(3)	All Other Fees include amounts related to software licensing fees for technical research tools and $100,000 paid in 2018 for consulting services related to operating procedures improvements.

PRE-APPROVAL OF SERVICES

The Audit Committee pre-approves all audit and permissible non-audit services proposed to be provided by the Company’s independent registered public accounting firm. These services may include audit services, audit related services, tax services and other services. Consideration and approval of such services, including the maximum amount of fees payable for such services, generally occur at the Audit Committee’s regularly scheduled meetings. In situations where it is impractical to wait until the next regularly scheduled meeting, the Audit Committee has delegated the authority to approve the audit and permissible non-audit services, including the maximum amount of fees payable for such services, to each of its individual members. Approvals of audit and permissible non-audit services pursuant to the above-described delegation of authority are reported to the full Audit Committee.

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2020.

OTHER MATTERS

SOLICITATION OF PROXIES

The cost of solicitation of proxies for the virtual Annual Meeting in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

Georgeson Shareholder Services, Inc. acts as the Company’s proxy solicitor at a cost of $8,500, plus reasonable out of pocket expenses.

STOCKHOLDER PROPOSALS

Under applicable SEC rules, stockholder proposals intended to be presented at the 2021 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than December 8, 2020 in order to be considered for inclusion in the proxy statement and on the proxy card that will be solicited by the Board of Directors in connection with such meeting. Additionally, under our Bylaws, stockholder proposals intended to be presented at the 2021 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than December 8, 2020, and no earlier than November 8, 2020, in order to be considered timely and must comply with certain additional requirements contained in our Bylaws in order to be proper.

INCORPORATION BY REFERENCE

Appendix C to this Proxy Statement is the Company’s 2019 Annual Report, which includes its consolidated financial statements and management’s discussion and analysis of financial condition and results of operations, as well as certain other financial and other information required by the rules and regulations of the SEC. Information contained in Appendix C to this Proxy Statement shall not be deemed to be “filed” or “soliciting material,” or subject to liability for purposes of Section 18 of the Exchange Act to the maximum extent permitted under the Exchange Act.

AVAILABILITY OF PROXY MATERIALS

This Proxy Statement, Notice of Annual Meeting, Proxy Card and the Company’s 2019 Annual Report are available on the “Proxy Statement” tab of the Investor Relations page on the Company’s website, at www.firstindustrial.com.

OTHER BUSINESS

The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, it is the intention of the persons named as proxies in the accompanying Proxy Card to vote in their discretion all shares represented by validly executed proxies.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE YOUR PROXY AUTHORIZATION BY INTERNET, BY TELEPHONE OR BY MAIL AS SOON AS POSSIBLE.

APPENDIX A

FIRST AMENDMENT

TO THE

FIRST INDUSTRIAL REALTY TRUST, INC.

2014 STOCK INCENTIVE PLAN

(amended and restated as of December 1, 2018)

WHEREAS, First Industrial Realty Trust, Inc. (the “Company”) maintains the First Industrial Realty Trust, Inc. 2014 Stock Incentive Plan (amended and restated as of December 1, 2018) (the “Plan”);

WHEREAS, pursuant to Section 13 of the Plan, the Board of Directors of the Company (the “Board”) has reserved to itself the power, authority and discretion to amend the Plan from time-to-time;

WHEREAS, the Board has determined that it is in the best interest of the Company to amend the Plan in order to increase the number of shares of Company stock reserved for issuance under the Plan; and

WHEREAS, the Board has duly authorized the undersigned officer to carry out the foregoing.

NOW, THEREFORE, effective as of February 27, 2020, subject to approval of this First Amendment by the Company’s shareholders, the Plan be and hereby is amended in the following particulars:

1.	Section 3(a) shall be deleted and replaced with the following new paragraph:

Shares Issuable. Subject to adjustment as provided in Section 3(d) below, the maximum number of shares of Stock reserved and available for issuance under the Plan shall be the original three million six hundred thousand (3,600,000) reserved upon adoption of the Plan, plus an additional two million, seven hundred fifty thousand (2,750,000) shares reserved pursuant to the First Amendment of the Plan, adopted February 27, 2020, for a total of six million three hundred fifty thousand (6,350,000) shares (all of which may be issued through Incentive Stock Options), plus any shares of Stock that are covered under a Prior Plan award that otherwise would become available for reuse under the Prior Plan following the Effective Date due to forfeiture, expiration, cancellation or the like. For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, canceled, reacquired by the Company, satisfied without the issuance of Stock or otherwise terminated shall not be deemed to have been issued and shall be added back to the shares of Stock available for issuance under the Plan; provided, however, that any shares (i) tendered to pay the exercise price of an Award or (ii) withheld for taxes by the Company or an Affiliate or a Subsidiary will not be available for future issuance under the Plan. Shares issued under the Plan may be authorized but unissued shares or shares reacquired by the Company. Subject to adjustment as provided in Section 3(d) below, with respect to Performance Share Awards, Restricted Stock Awards, Restricted Stock Unit Awards and LTIP Unit Awards the maximum number of shares of Stock subject to such Awards shall be six million three hundred fifty thousand (6,350,000).

2.	In all other respects the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by its duly authorized officer this 27th day of February, 2020.

FIRST INDUSTRIAL REALTY TRUST, INC.

By: Jennifer Matthews Rice Its: General Counsel and Secretary

APPENDIX B

2020 ANNUAL MEETING OF STOCKHOLDERS

RESERVATION REQUEST FORM

If you wish to view First Industrial Realty Trust, Inc.’s 2020 Annual Meeting of Stockholders webcast at its offices located at One North Wacker, Suite 4200, Chicago, IL 60606, please complete the following information and return to Arthur Harmon by mail at First Industrial Realty Trust, Inc., One North Wacker, Suite 4200, Chicago, IL 60606 or by e-mail at aharmon@firstindustrial.com. Please note that no members of management or of the Board of Directors will be present at the Company’s offices.

Your name and address:

Your telephone number:

Number of Shares of Common Stock You Hold:

If the shares listed above are not registered in your name, please identify the name of the registered stockholder below and include evidence that you beneficially own the shares.

Registered Stockholder:
(Name of Your Bank, Broker or Other Nominee)

000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/FR or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2020 Annual Meeting Proxy Card 3 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommend a vote FOR each of the nominees listed and FOR Proposals 2 – 5. 1. Election of eight directors. If elected, term expires in 2021. For Against Abstain 01 - Peter E. Baccile 04 - Bruce W. Duncan 07 - John Rau 02 - Teresa B. Bazemore 05 - H. Patrick Hackett, Jr. 08 - L. Peter Sharpe For Against Abstain 03 - Matthew S. Dominski 06 - Denise A. Olsen For Against Abstain 2. To approve an amendment to the First Industrial Realty Trust, Inc. 2014 Stock Incentive Plan to increase the number of available shares that may be issued under the plan. 4. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. For Against Abstain For Against Abstain 3. To approve, on an advisory (i.e. non-binding) basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the 2020 Annual Meeting. 5. In their discretion, the proxies are authorized to vote on any and all other matters that may properly come before the meeting. For Against Abstain For Against Abstain B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MMMMMMM8 4 B M 4 5 5 8 4 7 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 037DFF

The 2020 Annual Meeting of Shareholders of First Industrial Realty Trust, Inc. will be held on Wednesday, May 6, 2020 at 9:00 AM CT virtually via the Internet at www.meetingcenter.io/277035927. The password for this meeting is – FR2020. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. Important Notice Regarding the Internet Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 6, 2020: The Proxy Statement, Notice of Annual Meeting, Proxy Card and the Company’s 2019 Annual Report are available on the “Financial Information” tab of the Investor Relations page on the Company’s website, at WWW.FIRSTINDUSTRIAL.COM. 3 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy - FIRST INDUSTRIAL REALTY TRUST, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 6, 2020 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned appoints Peter E. Baccile, Scott A. Musil and Jennifer Matthews Rice, or any of them, with full powers of substitution, as proxies of the undersigned, with the authority to vote upon and act with respect to all shares of stock of First Industrial Realty Trust, Inc. (the “Company”), which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Company, to be held on Wednesday, May 6, 2020 at 9:00 AM (CT), virtually via live webcast on the Internet at www.meetingcenter.io/277035927, and at any and all adjournments thereof, with all the powers the undersigned would possess if then and there virtually present, and especially (but without limiting the general authorization and power hereby given) with the authority to vote on the reverse side. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to said shares and hereby confirms all that the proxies named herein and their substitutes, or any of them, may lawfully do by virtue hereof. This proxy, when properly executed, will be voted as specified herein. If this proxy does not indicate a contrary choice, it will be voted (i) FOR the election of the eight nominees for director named in Proposal 1, (ii) FOR the approval of an amendment to the First Industrial Realty Trust, Inc. 2014 Stock Incentive Plan to increase the number of available shares that may be issued under the plan in Proposal 2, (iii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers in Proposal 3, (iv) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm in Proposal 4 and (v) in the discretion of the persons named as proxies herein with respect to any and all matters referred to in Proposal 5. PLEASE VOTE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. +